Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

NEWPORT CORPORATION

a Nevada Corporation

(“Newport”),

BIRCH NANTUCKET HOLDING COMPANY, LLC

a Delaware Limited Liability Company

(“Buyer”),

and

THERMO ELECTRON CORPORATION

a Delaware Corporation

(“Parent”),

SPECTRA-PHYSICS, INC.

a Delaware Corporation

LIFE SCIENCES INTERNATIONAL, INC.

a Pennsylvania Corporation

LIFE SCIENCES INTERNATIONAL LIMITED

a company organized under the laws of England and Wales

(each a “Seller” and collectively, the “Sellers”)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 28, 2004 (the “Effective Date”), by and among NEWPORT CORPORATION, a Nevada corporation (“Newport”), BIRCH NANTUCKET HOLDING COMPANY, LLC, a Delaware limited liability company wholly-owned by Newport (“Buyer”), THERMO ELECTRON CORPORATION, a Delaware corporation (“Parent”), SPECTRA-PHYSICS, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“SP”), LIFE SCIENCES INTERNATIONAL, INC., a Pennsylvania corporation and an indirect wholly-owned subsidiary of Parent (“LSI”), and LIFE SCIENCES INTERNATIONAL LIMITED, a company organized under the laws of England and Wales and an indirect wholly-owned subsidiary of Parent (“LSL”), (Parent, SP LSI, and LSL are each referred to as a “Seller” and collectively as the “Sellers”).

WHEREAS, Parent owns all of the issued and outstanding shares of capital stock of SP, SPECTRA PHYSICS-FRANKLIN, INC., a Delaware corporation (“SPF”), and SPECTRA-PHYSICS (UK) LIMITED, a company organized under the laws of England (“SPUK”), LSI owns all of the issued and outstanding shares of capital stock of SPECTRA-PHYSICS ROCHESTER, INC., a Delaware corporation (“SP Rochester”) and LSL owns all of the issued and outstanding shares of capital stock of HILGER ANALYTICAL LIMITED, a company organized under the laws of England and Wales (“HAL”) (collectively, the “Shares”). SP, SPF, SPUK, SP Rochester and HAL are each referred to as a “Company” and collectively as the “Companies”;

WHEREAS, the Companies together with their Subsidiaries are engaged in the business of designing, developing, manufacturing and distributing (i) semiconductor or diode lasers; diode-pumped solid-state lasers (including disc and fiber lasers) in continuous wave, pulsed and ultrafast output forms; conventional gas lasers, dye lasers and lamp-pumped solid state lasers, and continuous wave and ultrafast amplifier and oscillator systems and (ii) optical, opto-mechanical, fiber optic and optoelectronic components and systems that make, move, manipulate and measure light (which activities, as currently conducted by the Companies and the Subsidiaries throughout the world, are hereinafter referred to collectively as the “Business”);

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to acquire from Parent, LSI and LSL all of the Shares and Parent, LSI and LSL desire to sell to Buyer all of the Shares;

WHEREAS, prior to the Closing, Parent shall effect or cause to be effected certain reorganization activities as defined in Section 15 below (the “Reorganization Activities”) to among other things (i) remove excess cash and cash equivalents from the Companies and the Subsidiaries and to pay off certain Company Debt, and (ii) transfer the Excluded Assets and Excluded Liabilities to Parent, such that Buyer shall not acquire any interest therein in connection with its purchase of the Shares;

WHEREAS, the capital stock of SP’s subsidiaries incorporated or organized in Europe and listed on Schedule 1, (the “European Subsidiaries”) shall be acquired for cash in one or more separate transactions (the “European Acquisitions”) immediately prior to the purchase of the Shares pursuant to this Agreement by one or more of Newport’s subsidiaries incorporated or organized in Europe; and

WHEREAS, as part of the transactions contemplated by this Agreement, the European Acquisitions shall be the subject of one or more separate stock purchase agreements (the “European Stock Purchase Agreements”).

NOW, THEREFORE, in consideration of the mutual promises and agreements of the parties herein contained, the parties hereby agree as follows:

1. Purchase and Sale of Shares.

1.1 Sale and Transfer. At the Closing, Parent, LSI and LSL shall sell, transfer and convey to Buyer, and Buyer shall acquire from Parent, LSI and LSL, the Shares free and clear of all Liens. At the Closing, Parent, LSI and LSL shall deliver to Buyer all certificates evidencing the Shares, properly endorsed for transfer. In addition, at the European Closing, SP shall sell, transfer and convey to one or more of Newport’s subsidiaries incorporated or organized in Europe (the “Newport European Subsidiaries”), and the Newport European Subsidiaries shall acquire from SP the shares of the European Subsidiaries (the “European Shares”) in accordance with the European Stock Purchase Agreements.

1.2 Alternative Acquisition Vehicles. Newport may substitute one or more wholly-owned subsidiaries for Buyer to act as the acquiring entity for SP, SPF, SPUK, HAL and/or SP Rochester, in which case, (i) such substitute entities shall become parties to this Agreement, and (ii) references to Buyer in this Agreement shall refer to Buyer and such substitute entities.

2. Consideration.

2.1 Acquisition Price. In exchange for the transfer of the Shares and the European Shares to Buyer (and/or one or more Affiliates of Buyer) from Sellers, Buyer (and/or one or more Affiliates of Buyer) shall deliver to Sellers at the European Closing and the Closing an aggregate of Three Hundred Million Dollars ($300,000,000), to be paid as described below in this Section 2.1, and subject to adjustment as set forth in Section 2.2 (the “Acquisition Price”).

(a) Cash Consideration. Buyer (and/or one or more Affiliates of Buyer) shall pay to the Sellers at the Closing an aggregate of Two Hundred Million Dollars ($200,000,000) in cash, (the “Cash Consideration”), by wire transfer of immediate available funds to one or more accounts specified in written instructions delivered by Parent to Buyer at least two (2) Business Days prior to the Closing (and Buyer shall be entitled to rely on such written instructions).

(b) Promissory Note. Newport shall issue and deliver to Parent (or an Affiliate of Parent identified in writing by Parent at least two (2) Business Days prior to the Closing) at the Closing a subordinated unsecured promissory note issued in the principal amount of Fifty Million Dollars ($50,000,000) in the form attached hereto as Exhibit A (the “Promissory Note”).

(c) Stock Consideration. Newport shall issue and deliver to Parent (or an Affiliate of Parent identified in writing by Parent at least two (2) Business Days prior to the Closing) at the Closing that number of shares of Newport common stock, $0.1167 par value (“Newport Common Stock”), as determined pursuant to the formula set forth in this Section 2.1(c) (the “Stock Consideration”). The Stock Consideration shall be the number of shares of Newport Common Stock (rounded to the nearest four decimals) equal to Fifty Million Dollars ($50,000,000) divided by the Average Price. The “Average Price” means the average closing price per share of Newport Common

Stock on the Nasdaq National Market, as reported on NASDAQ for each of the twenty (20) consecutive full trading days in which such shares are traded on the Nasdaq National Market ending on the second trading day prior to, but not including, the Closing Date; provided, however, that if the Average Price as computed pursuant to the foregoing terms of this sentence would (x) exceed $18.06 (subject to adjustment as set forth below) (the “Upper Collar”) then the Average Price shall be $18.06 or (y) be less than $10.83 (subject to adjustment as set forth below) (the “Lower Collar”) then the Average Price shall be $10.83. The Average Price shall be calculated to the nearest one-hundredth of one cent. In lieu of a fractional share, Buyer shall pay Parent (or an Affiliate of Parent) an additional amount of cash at the Closing determined by multiplying such fraction by the Average Price.

In the event that at any time prior to the Closing Date the outstanding shares of Newport Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Newport by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of Newport, then corresponding adjustments shall be made to the Average Price, Upper Collar and Lower Collar determined pursuant to this Section 2.1(c), as applicable, in order to preserve, but not to increase or decrease, the relative dollar value thereof in relation to any such event.

2.2 Cash Consideration Adjustment.

(a) Attached hereto as Exhibit B is the unaudited pro forma consolidated balance sheet of the Companies and the Subsidiaries as of December 31, 2003 (the “Preliminary Balance Sheet”) which reflects the consolidated net book value of the Companies and the Subsidiaries as of such date after giving effect to the Accounting Related Reorganization Activities as set forth in the Accounting Policies in Exhibit B attached hereto and without regard to any assets or liabilities for U.S. federal and state income taxes (the “Preliminary Net Book Value”), together with a reconciliation to the unaudited consolidated balance sheet of the Companies and the Subsidiaries as of December 31, 2003 without giving effect to the Accounting Related Reorganization Activities. The parties acknowledge and agree that the Preliminary Net Book Value is Eighty One Million Nine Hundred Sixty Three Thousand Dollars ($81,963,000) (provided that Newport’s agreement to the foregoing shall not constitute a waiver of Newport’s right to challenge any item on the Proposed Closing Balance Sheet as not being in accordance with GAAP). Within five (5) days following the Closing Date, Parent and Newport shall complete a joint physical count of the inventory of the Companies and the Subsidiaries as of the Closing Date located at the Mountain View, Oroville, Tucson, Stratford, Franklin, Darmstadt, Osaka and Tokyo facilities. As soon as practicable following the Closing Date, but no later than sixty (60) days thereafter, Parent shall deliver to Newport a pro forma unaudited balance sheet of the Companies and the Subsidiaries as of the Closing Date (the “Proposed Closing Balance Sheet”) which shall be prepared from the books and records of the Companies and the Subsidiaries on the same basis as the Preliminary Balance Sheet. Newport will provide to Parent and its representatives access to the books and records of the Companies and the Subsidiaries and the cooperation of its accounting personnel in the preparation of the Proposed Closing Balance Sheet at no cost to Parent. The Proposed Closing Balance Sheet shall reflect the pro forma consolidated net book value of the Companies and the Subsidiaries as determined in accordance with GAAP subject to the pro forma adjustments reflecting the consummation of the Accounting Related Reorganization Activities as of the Closing Date (the “Net Book Value”); provided, however, as exceptions to consistency, Parent shall include on the Proposed Closing Balance Sheet (x) any amounts of cash remaining in the Business as of the Closing Date described on Exhibit B(1), and (y) any amounts of Company Debt remaining in the Business as of the Closing Date described on Exhibit B(1). Upon receipt of the Proposed Closing Balance Sheet, Newport shall have the right to conduct such review of the Proposed Closing Balance Sheet as it deems necessary (including an audit of the Proposed Closing Balance Sheet at Newport’s expense). If Newport does not notify Parent in writing within sixty (60) days from the date of its receipt of the Proposed Closing Balance Sheet that it disputes any matter set forth in the Proposed Closing Balance Sheet (such notice shall include specific detail as to the amounts and the basis for such disputed items), the Proposed Closing Balance Sheet shall be deemed to have been accepted by Newport, shall be binding upon Newport and Parent and become the “Final Balance Sheet”. If any disputes arise regarding the Proposed Closing Balance Sheet, the parties shall work in good faith to resolve such disputes, and if Newport and Parent cannot resolve such disputes within thirty (30) days, such questions shall be referred to Deloitte & Touche LLP within twenty (20) days thereafter, which shall be directed to resolve such questions within thirty (30) days thereafter, and whose decision shall be final and binding on all parties. Only the disputed items will be subject to review. In connection with such review, Parent and Newport shall each provide Deloitte & Touche LLP a memorandum (and subsequent rebuttal briefs) supporting its position with respect to the disputed items, which materials shall be provided to the other party at the same time as such materials are provided to Deloitte & Touche LLP. The Proposed Closing Balance Sheet as mutually agreed by the parties or as adjusted by Deloitte & Touche LLP shall become the Final Balance Sheet. The fees of Deloitte & Touche LLP incurred in connection with its review of the Proposed Closing Balance Sheet shall be shared equally by Newport and Parent.

(b) Following the determination and acceptance or deemed acceptance of the Final Balance Sheet and determination of the Net Book Value, the Cash Consideration shall be adjusted as follows:

(i) Subject to Section 2.2(b)(iii) below, in the event that the Net Book Value is less than the Preliminary Net Book Value, the Cash Consideration shall be reduced by an amount equal to the Preliminary Net Book Value minus the Net Book Value (the “Reduction Amount”), and Parent shall refund to Newport, in complete satisfaction of the decreased Cash Consideration, an amount equal to the Reduction Amount.

(ii) Subject to Section 2.2(b)(iii) below, in the event that the Net Book Value is more than the Preliminary Net Book Value, the Cash Consideration shall be increased by an amount equal to the Net Book Value minus the Preliminary Net Book Value (the “Increased Amount”), and Newport shall pay to Parent, in complete satisfaction of the increased Cash Consideration, an amount equal to the Increased Amount.

(iii) If the absolute value of the Reduction Amount or the Increased Amount is less than One Hundred Thousand Dollars ($100,000), then no adjustment shall be made to the Cash Consideration pursuant to this Section 2.2.

(iv) Any amounts payable by Newport or Parent pursuant to paragraphs (i) or (ii) above shall be made in cash, by wire transfer of immediately available funds, not later than five (5) Business Days following the acceptance (or deemed acceptance) of the Final Balance Sheet and if not paid by such date shall include interest on the unpaid amounts from the Closing Date until the date such amounts are paid at the six month LIBOR rate.

2.3 Ancillary Agreements. The following additional agreements shall be executed and delivered in connection with the purchase and sale of the Shares (which together with the Promissory Note are collectively referred to herein as the “Ancillary Agreements”):

(a) European Stock Purchase Agreements. The Newport European Subsidiaries and SP shall enter into one or more European Stock Purchase Agreements substantially in the form attached hereto as Exhibit C, pursuant to which each of the European Subsidiaries, as set forth on Schedule 1, shall be acquired by one or more of the Newport European Subsidiaries.

(b) Stockholder Agreement. Newport and Parent shall enter into a Stockholder Agreement at the Closing in the form attached hereto as Exhibit D (the “Stockholder Agreement”).

(c) Supply Agreement. Newport and Parent shall enter into a Supply Agreement at the Closing in the form attached hereto as Exhibit E (the “Supply Agreement”).

(d) Transition Services Agreement. Newport and Parent shall enter into a Transition Services Agreement at the Closing in the form attached hereto as Exhibit F (the “Transition Services Agreement”).

(e) Mutual Release and Waiver. Parent on the one hand and the Companies and the Subsidiaries on the other hand shall execute a Mutual Release and Waiver at the Closing in the form attached hereto as Exhibit G (the “Mutual Release and Waiver”).

(f) Real Estate Leases. Parent or one or more of its subsidiaries and Newport or one or more of its subsidiaries shall execute the leases or subleases with respect to the facilities in Tucson, Arizona, Franklin, Massachusetts and Rochester, New York, in the forms attached hereto as Exhibits H.1, H.2 and H.3, respectively.

3. Closing. Unless this Agreement is earlier terminated pursuant to Section 14, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place as promptly as practicable, but no later than two (2) Business Days, following the satisfaction or waiver of the conditions set forth in Sections 9, 10 and 11 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Stradling Yocca Carlson & Rauth located at 660 Newport Center Drive, Suite 1600, Newport Beach, California and shall be deemed to be effective at 11:59 p.m. local time on such date. The date and time of the Closing are referred to herein as the “Closing Date.” Payment for the Shares shall be made by Buyer and Newport to Parent in accordance with Section 2.1 of this Agreement in exchange for the delivery to Buyer by Parent of stock certificates evidencing the Shares duly endorsed for transfer or accompanied by appropriate transfer documents. Notwithstanding the foregoing, the closing of the European Acquisitions (the “European Closing”) will take place at the offices of Newport’s European counsel in each country where the European Subsidiaries are located and shall be deemed effective as of 11:59 p.m. local time in each such country on the Closing Date.

4. Representations and Warranties of Sellers. The Sellers hereby jointly and severally represent and warrant to Buyer, except as contemplated by the Reorganization Activities and with no application to the Excluded Assets and Excluded Liabilities, and subject to the exceptions set forth in the Disclosure Schedule (the “SP Disclosure Schedule”) delivered by Sellers simultaneously with the execution hereof (which SP Disclosure Schedule shall specifically identify the specific section or subsection, as applicable, to which each such exception relates; provided, however, that any information set forth in one section in the SP Disclosure Schedule shall be deemed to apply to each other section or subsection thereof or hereof to which such disclosure is readily apparent on its face to be applicable or appropriate), that:

4.1 Organization and Qualification; Subsidiaries; Investments.

(a) Section 4.1(a) of the SP Disclosure Schedule sets forth a true and complete list of each Person in which the Companies own, directly or indirectly, more than 10% of the voting interests or of which the Companies otherwise have the right to direct the management (each, a “Subsidiary” and collectively, “Subsidiaries”) together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned directly or indirectly by the Companies. All of the outstanding capital stock or other ownership interests of each Subsidiary is owned by the Companies, directly or indirectly, free and clear of any Lien. Each of the Companies and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent and the Companies have made available to Newport and Buyer accurate and complete copies of the Certificate of Incorporation and bylaws or comparable other governing documents, each as in full force and effect on the date hereof, of the Companies and each Subsidiary. Other than as specified in Section 4.1(a) of the SP Disclosure Schedule, the Companies have no Subsidiaries.

(b) Each of the Companies and the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Section 4.1(c) of the SP Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each equity investment (including obligations that are convertible into equity securities) made by any Company or any Subsidiary in any Person (including the percentage ownership as of the most recent practicable date for which such Company or such Subsidiary has capitalization information for such entity and any management rights granted to such Company or any such Subsidiary) other than the Subsidiaries (“Other Interests”). The Other Interests are owned directly or indirectly by such Company or such Subsidiary free and clear of all Liens.

4.2 Capitalization of the Companies and Subsidiaries.

(a) The entire authorized capital stock of SP consists of Three Thousand (3,000) shares of common stock, of which One Hundred (100) shares are issued and outstanding (the “SP Shares”); the entire authorized capital stock of SPF consists of Three Thousand (3,000) shares of common stock, of which One Thousand (1,000) shares are issued and outstanding (the “SPF Shares”); the entire authorized capital stock of SPUK consists of One Thousand (1,000) ordinary shares, of which Two (2) shares are issued and outstanding (the “SPUK Shares”); the entire authorized capital stock of SP Rochester consists of One Thousand (1,000) shares of common stock, of which One Thousand (1,000) shares are issued and outstanding (the “SP Rochester Shares”); and the entire authorized capital stock of HAL consists of One Hundred (100) ordinary shares, of which Eighty (80) shares are issued and outstanding (the “HAL Shares”). All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights.

(b) Section 4.2(b) of the SP Disclosure Schedule sets forth, with respect to each Subsidiary, the (i) entire authorized capital stock of each such Subsidiary, and (ii) total issued and outstanding capital stock of each such Subsidiary, including the record and beneficial holders thereof. All of the issued and outstanding capital stock of each such Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights.

(c) Except as set forth above in subsections (a) and (b) of this Section 4.2, as of the date hereof there are outstanding (i) no shares of capital stock or other securities of any Company or any Subsidiary, (ii) no securities of any Company or any Subsidiary convertible into or exchangeable or exercisable for, shares of capital stock or other securities of any Company or any Subsidiary, (iii) no options, warrants or other rights to acquire from any Company or any Subsidiary, and no obligations of any Company or any Subsidiary to issue, any capital stock or other securities or securities convertible into or exchangeable or exercisable for capital stock or other securities of any Company or any Subsidiary, and (iv) no equity-equivalent interests in the ownership or earnings of any Company or any Subsidiary or other similar rights. All of the outstanding Shares and shares of capital stock of the Subsidiaries were issued in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and applicable state or foreign securities laws. There are no stockholder agreements, voting trusts or other arrangements or understandings pertaining to the Shares to which Parent, the Board of Directors of Parent, any Company, the Board of Directors of any Company, any Subsidiary or the Board of Directors of any Subsidiary is a party, and, to Sellers’ Knowledge, there are no other agreements, voting trusts or other arrangements or understandings, relating to the voting or registration of any shares of capital stock or other securities of any Company or any Subsidiary. Other than treasury stock as described in the Interim Financial Statements, no Shares are owned by any Company or any Subsidiary.

4.3 Ownership of Capital Stock. Parent is the record owner of all of the SP Shares, the SPF Shares and the SPUK Shares, LSI is the record owner of all of the SP Rochester Shares and LSL is the record owner of all the HAL Shares. At the Closing, Parent, LSI and LSL shall transfer to Buyer good and valid title to the Shares, free and clear of all Liens.

4.4 Authority. Each Seller has all necessary corporate power and authority to execute and deliver this Agreement, and the Ancillary Agreements to which it is a party, and to perform its respective obligations under this Agreement and such Ancillary Agreements and to consummate the respective transactions contemplated thereby. The execution and delivery of this Agreement, and the Ancillary Agreements to which a Seller is a party, and the consummation of the respective transactions contemplated thereby, have been duly and validly authorized in accordance with all Applicable Laws by the Board of Directors of such Seller. No other corporate proceedings on the part of any Seller are necessary to authorize the execution and delivery by each Seller of this Agreement, or the Ancillary Agreements to which it is a party, and the consummation by them of the transactions contemplated thereby. This Agreement has been, and the Ancillary Agreements will be as of the Closing, duly and validly executed and delivered by each Seller (as applicable), and this Agreement constitutes, and each Ancillary Agreement to which it is a party will constitute, the valid, legal and binding agreements of such Seller, enforceable against such Seller in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

4.5 Financial Statements; Complaints; Violations.

(a) Financial Statements. Attached as Section 4.5(a) of the SP Disclosure Schedule are true and correct copies of (i) the unaudited pro forma consolidated balance sheet of the Companies and the Subsidiaries (the “Interim Balance Sheet”) as of April 3, 2004 (the “Interim Balance Sheet Date”) and the related unaudited pro forma consolidated statement of pre-tax income for the quarter then ended (collectively, the “Interim Financial Statements”) and (ii) the unaudited pro forma consolidated balance sheets and statements of pre-tax income of the Companies and the Subsidiaries as of and for the fiscal years ended December 31, 2003, December 28, 2002 and December 29, 2001 (the foregoing, collectively, the “Financial Statements”). The Interim Financial Statements and the Financial Statements have been prepared (A) from the books and records of the Companies and the Subsidiaries; (B) in accordance with GAAP; and (C) as adjusted on a pro forma basis to reflect the Accounting Related Reorganization Activities. Subject to the Accounting Related Reorganization Activities, the Financial Statements present fairly in all material respects the financial condition and results of operations of the Companies and the Subsidiaries (taken as a whole) as of the times and for the periods referred to therein. The respective books, records, and accounts of each Company and each Subsidiary used in the preparation of the Financial Statements and the Interim Financial Statements accurately and fairly reflect in all material respects for the Companies and Subsidiaries (taken as a whole), in reasonable detail, all transactions, assets, and liabilities of each such party, except that no representation is made as to intercompany accounts. Neither any Company nor any Subsidiary has engaged in any transaction, maintained any bank account, or used any funds, other than (i) transactions, bank accounts, and funds which have been and are reflected in such party’s normally maintained books and records, (ii) transactions in the ordinary course of business consistent with past practices between the Companies and the Subsidiaries on the one hand and Parent and its subsidiaries (other than the Companies and the Subsidiaries) on the other hand, and (iii) such exceptions as are not material to the Companies and the Subsidiaries (taken as a whole). There is no liability or indebtedness of any Company or any Subsidiary for dividends or other distributions declared or accumulated but unpaid with respect to the Shares.

(b) Complaints; Violations.

(i) Since January 1, 2002, to Sellers’ Knowledge, neither Parent, nor any Company nor any Subsidiary nor, any director, officer, employee, auditor, accountant or representative of Parent or any Company or any Subsidiary has received or otherwise had or obtained any complaint, allegation, assertion or claim, whether written or oral (that is subsequently summarized or reduced to writing), regarding the accounting or auditing practices, procedures, methodologies or methods of any Company or any Subsidiary or any of their respective internal controls over financial reporting, including any complaint, allegation, assertion or claim that any Company or any Subsidiary has engaged in questionable accounting or auditing practices. Since January 1, 2002, no attorney representing Parent or any Company or any Subsidiary, whether or not employed by Parent or any Company or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by any Company or any Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any Company or any respective committee thereof or to any director or officer of Parent or the Companies.

(ii) The Companies and the Subsidiaries (taken as a whole) have in place an effective process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles including those policies and procedures that (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Companies and the Subsidiaries (taken as a whole); (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Companies and the Subsidiaries (taken as a whole) are being made only in accordance with the authorizations of management; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets the Companies and the Subsidiaries (taken as a whole) that could have a material effect on the financial statements the Companies and the Subsidiaries (taken as a whole). During the periods covered by the Financial Statements or the Interim Financial Statements, (A) there have been no changes in the internal control over financial reporting for any Company or any Subsidiary that have materially affected, or are reasonably likely to materially affect, such Company’s or such Subsidiary’s internal control over financial reporting; and (B) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting for any Company or any Subsidiary have been reported to the Board of Directors of such entity and such entity’s external auditors, and any such reports are identified in Section 4.5 of the SP Disclosure Schedule. To Sellers’ Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements or the Interim Financial Statements involving the management of any Company or any Subsidiary or their respective employees who have a significant role in the internal control over financial reporting.

(iii) To Sellers’ Knowledge, since January 1, 2002, no director, officer, employee or representative of Parent, any Company or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime, or the violation or possible violation, by Parent, any Company or any Subsidiary, or any of their respective officers or directors, of any Applicable Law, with respect to any Company or any Subsidiary. Since January 1, 2002, neither Parent nor any Company nor any Subsidiary nor, to Sellers’ Knowledge, any of their respective officers, employees, contractors, subcontractors or agents, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of any Company or any Subsidiary in the terms and conditions of employment because of any lawful act of such employee described in 18 U.S.C. Section 1514A(a).

4.6 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Exchange Act, state securities or blue sky laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any filings under similar competition or notification laws or regulations of foreign Governmental Entities listed on Section 4.6 of the SP Disclosure Schedule, no material filing with or notice to and no material permit, authorization, consent or approval of any United States (federal, state or local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (each a “Governmental Entity”) or of any other third party is necessary for the execution and delivery by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of Parent or any Company or any Subsidiary, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Material Contract, (iii) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any Company or any Subsidiary or any of their respective properties or assets or (iv) violate the terms of, or require consent under, any material Company Permits.

4.7 No Default. Neither Parent nor any Company nor any Subsidiary is in (i) breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of its Certificate of Incorporation or bylaws (or similar governing documents), (ii) breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any material term, condition or provision of (A) any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Company or any Subsidiary is now a party or by which it or any of their respective properties or assets may be bound or (B) any material order, writ, injunction, decree, law, statute, rule or regulation applicable to any Company or any Subsidiary or any of their respective properties or assets.

4.8 No Undisclosed Liabilities; Absence of Changes. The Companies and the Subsidiaries (taken as a whole) do not have any material obligations or liabilities which are required to be reflected or reserved on a balance sheet in conformity with GAAP applied on a basis consistent with the preparation of the Interim Balance Sheet, or any claim, liability or assessment of any nature (matured, unmatured, fixed or contingent) material to the Companies and the Subsidiaries (taken as a whole) or any fact or circumstance which is reasonably likely to lead to such a claim, liability or assessment being asserted, for which an unfavorable outcome is reasonably possible, other than (i) those set forth or adequately provided for in the Interim Balance Sheet, (ii) those incurred since the Interim Balance Sheet Date in the ordinary course of business and consistent with past practice which, individually or in the aggregate, are not material in nature or amount and would not constitute a Company Material Adverse Effect, and (iii) those set forth on Section 4.8 of the SP Disclosure Schedule. Except for the negotiation and execution of this Agreement and the Ancillary Agreements, the implementation of the Reorganization Activities, or as set forth on Section 4.8 of the SP Disclosure Schedule, at all times since the Interim Balance Sheet Date, the Companies and the Subsidiaries (taken as a whole) have conducted the Business in all material respects only in, and have not engaged in any material transaction other than in, the ordinary course of business consistent with past practices, and there has not been any:

(a) Company Material Adverse Effect;

(b) damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by any Company or any Subsidiary and having a replacement value at the time of the incident of Two Hundred Fifty Thousand Dollars ($250,000) or more, whether or not covered by insurance;

(c) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of any Company or any Subsidiary, repurchase, redemption or other acquisition by Parent or any Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, any Company or any Subsidiary;

(d) amendment of any term of any outstanding security of any Company or any Subsidiary;

(e) creation or assumption by or on behalf of any Company or any Subsidiary of any Lien on any material asset or property, other than with respect to the pledge of promissory notes from customers by the Subsidiary in Japan to secure borrowings from banks in the ordinary course of business consistent with past practice;

(f) loan, advance or capital contribution made by or on behalf of any Company or any Subsidiary to, or investment in, any Person other than (i) loans or advances to employees made in the ordinary course of business consistent with past practices, which do not exceed Fifty Thousand Dollars ($50,000) in any one case, (ii) loans, advances or capital contributions or investments by any Company to or in Parent, any Company or any Subsidiary, or by any Subsidiary to or in Parent, any Company or any Subsidiary, and (iii) the Other Interests;

(g) transaction or binding commitment made, or any Contract entered into, by or on behalf of any Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by or on behalf of any Company or any Subsidiary of any Contract or other right, in either case, having a stated contract amount or otherwise reasonably anticipated to involve any obligations or entitlements of any Company or any Subsidiary with a value of Seven Hundred Fifty Thousand Dollars ($750,000) or more, excluding (i) customer contracts or development agreements (to the extent disclosed to Newport and Buyer), each in the ordinary course of business consistent with past practice and (ii) borrowings from banks in Japan or from Parent or its subsidiaries, in any such case in the ordinary course of business consistent with past practice;

(h) labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of any Company or any Subsidiary, or any lockouts, strikes, work stoppages or, to the Knowledge of Sellers, any threats thereof or any slowdowns or threats thereof by or with respect to such employees;

(i) exclusive license, marketing, sales or distribution agreement entered into, or any agreement to enter into any exclusive license, marketing, sales or distribution agreement, in each case by or on behalf of any Company or any Subsidiary, where such Company or Subsidiary is the licensor, supplier or manufacturer, other than the renewal of exclusive marketing, sales and distribution agreements in the ordinary course of business consistent with past practices;

(j) change by or on behalf of any Company or any Subsidiary in any of its accounting principles, practices or methods;

(k) other than regular increases in the ordinary course of business that have been disclosed to Newport in writing, increase in the compensation payable or that could become payable by or on behalf of any Company or any Subsidiary to (i) officers of any Company or any Subsidiary or (ii) any employee of any Company or any Subsidiary whose annual cash compensation is One Hundred Thousand Dollars ($100,000) or more;

(l) amendment or modification to the respective charter or bylaws of any Company or any Subsidiary, except as required or appropriate in connection with the Reorganization Activities or the transactions contemplated by this Agreement;

(m) sale, assignment or transfer by or on behalf of any Company or any Subsidiary of any Company IP with a fair market value in excess of One Hundred Thousand Dollars ($100,000);

(n) settlement or compromise by or on behalf of any Company or any Subsidiary of any suit, claim, proceeding or dispute, or any suit, claim, proceeding or dispute threatened in writing, where such settlement or compromise would result in (i) an injunction or similar relief or (ii) an obligation to pay any material amount after Closing; or

(o) any material Tax election, change of any annual Tax accounting period, change of any material method of Tax accounting or filing for any change in accounting method, filing of any material amended Tax Return, entering into of any closing agreement relating to Taxes, any waiver or extension of the statute of limitations in respect of material Taxes, settlement of any material Tax claim or assessment or surrender of any right to claim for any material Tax refund by or on behalf of any Company or any Subsidiary.

4.9 Fixed Assets. Parent has made available to Newport and Buyer a list of all of the fixed assets used in the respective businesses of each Company and each Subsidiary (the “Fixed Assets”), other than any Fixed Asset the acquisition cost of which was less than Two Thousand Five Hundred Dollars ($2,500). All Fixed Assets (other than any Fixed Asset the replacement cost of which would be less than One Hundred Thousand Dollars ($100,000) and which is not of material importance to the respective operations of any Company or any Subsidiary) are (i) in good working order and condition, ordinary wear and tear excepted, (ii) have been reasonably maintained, (iii) are suitable for the uses for which they are being utilized in the respective businesses of any Company or any Subsidiary, (iv) do not require more than regularly scheduled maintenance in the ordinary course consistent with the established maintenance policies of any Company or any Subsidiary, as applicable, in order to keep them in good operating condition, and (v) comply in all material respects with all requirements under any Applicable Laws and any licenses which govern the use and operation thereof.

4.10 Inventory. The inventory of the Companies and Subsidiaries (taken as a whole) was, as of April 3, 2004, and will be as of the Closing Date, of a quality presently usable or saleable in the ordinary course of business, subject to the reserves therefor included in the Interim Balance Sheet and the Final Balance Sheet, respectively, in accordance with GAAP.

4.11 Accounts Receivable; Accounts Payable.

(a) Parent has made available to Newport and Buyer an accurate list of all accounts and notes receivable of the Companies and the Subsidiaries (taken as a whole) as of April 3, 2004 (the “Listed Receivables”). The Listed Receivables arose from, and all accounts and notes receivable of the Companies and the Subsidiaries (taken as a whole) since the Interim Balance Sheet Date will have arisen from, the provision of goods or services by the Companies and the Subsidiaries in the ordinary course of business consistent with past practice. Neither Parent, any Company nor any Subsidiary has received any written notice or knows of any counterclaim or set-off with respect to any Listed Receivable, and to Sellers’ Knowledge there are no facts or circumstances that would reasonably be expected to be the basis for any such counterclaim or set-off which (in either such case) is not reflected or taken into account in the bad debt reserves set forth in the Interim Balance Sheet. Except to the extent collected since the Interim Balance Sheet Date, all notes and accounts receivable reflected on the Interim Balance Sheet, and all notes and accounts receivable accruing between the Interim Balance Sheet Date and the Closing Date will be, net of the applicable reserves with respect thereto, (i) bona fide claims against debtors for sale or other charges, and (ii) subject to no material expenses, set-offs or counterclaims.

(b) All accounts payable reflected on the Interim Balance Sheet, and all accounts payable of any Company or any Subsidiary accrued on the books and records of the Companies and the Subsidiaries since the Interim Balance Sheet Date, relate to bona fide transactions in the ordinary course of business consistent with past practice.

4.12 Litigation. Except as set forth in Section 4.12 of the SP Disclosure Schedule, there are no Proceedings, investigations or claims pending or, to the Knowledge of Sellers, any threat thereof, against (i) any Company or any Subsidiary or any of their respective properties or assets, or (ii) Parent or its properties or assets (collectively, “Claims”), which in either case has, or could reasonably be expected to have, a Company Material Adverse Effect. Except as set forth in Section 4.12 of the SP Disclosure Schedule, all of such Claims are covered (as to terms and amount of coverage) by insurance of the Companies and the Subsidiaries, as applicable, and neither Parent nor any Company nor any Subsidiary has received any notices denying coverage or reservation of rights from any carrier regarding any such Claim. Neither Parent, any Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that reasonably could be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by any Company or any Subsidiary exceeding One Hundred Thousand Dollars ($100,000) or that reasonably could be expected to prevent the consummation of the transactions contemplated hereby.

4.13 Compliance with Applicable Law. Each Company and each Subsidiary holds all material permits, licenses, variances, exemptions, orders and approvals, including those from Governmental Entities, necessary for the lawful conduct of their respective businesses (collectively, the “Company Permits”). Each Company and each Subsidiary has materially complied, and is in material compliance with, the terms of the Company Permits. The businesses of the Companies and the Subsidiaries (taken as a whole) have been and are being conducted in material compliance with all Applicable Laws. No investigation or review by any Governmental Entity with respect to any Company or any Subsidiary is pending or, to the Knowledge of Sellers, threatened.

4.14 Employee Benefits.

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Assumed Company Employee Plan” means any Company Employee Plan other than a Parent Employee Plan;

(ii) “Assumed Foreign Employee Plan” means any Foreign Employee Plan other than a Parent Employee Plan;

(iii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(iv) “ERISA Affiliate” means any other person or entity under common control with the Companies within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

(v) “Company Employee Plan” refers to any plan, program, policy, or other arrangement (other than employee agreements) providing for compensation, severance, termination pay, stock option, stock purchase, stock bonus, performance awards, membership interest or membership interest-related awards, retirement, health, life, disability insurance, dependent care, retirement, medical, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, written or unwritten, including without limitation each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is or has within the last three (3) years been established or maintained by Parent, any Company, any Subsidiary or any ERISA Affiliate for the benefit of any U.S.-based employees generally and pursuant to which any Company, any Subsidiary or any ERISA Affiliate has or may have any material liability whether contingent or otherwise;

(vi) “Employee” means any current employee or officer of any Company or any Subsidiary;

(vii) “Employee Agreement” refers to each management, employment (other than offer letters that do not alter “at will” employment relationships and do not create any other binding obligation on any Company or any Subsidiary other than setting initial compensation and rights to participate in standard benefits), severance, or consulting agreement or contract, whether written or oral and each relocation, repatriation, expatriation, or other agreement or contract with respect to perquisites or benefits not given to employees generally between any Company or any Subsidiary and any Employee or consultant earning in excess of $100,000 per year;

(viii) “Foreign Employee Plan” refers to any plan, program, policy or other arrangement (other than employee agreements) providing for compensation, severance, termination pay, stock option, stock purchase, stock bonus, performance awards, membership interest or membership interest-related awards, retirement, health, life, disability insurance, dependent care, medical, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, written or unwritten, that is or has within the last three (3) years been established or maintained by Parent, any Company or any Subsidiary for the benefit of any non-U.S.-based Employee and pursuant to which any Company or any Subsidiary has or may have any material liability whether contingent or otherwise;

(ix) “IRS” means the Internal Revenue Service;

(x) “Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xi) “Multiple Employer Plan” means any “Pension Plan” (as defined below) which is a single employer plan with two or more contributing sponsors who are not under common control, as provided in Sections 4063 and 4064 of ERISA;

(xii) “Parent Employee Plan” means any Company Employee Plan or Foreign Employee Plan maintained by Parent for its employees generally, including employees of the Companies and the Subsidiaries;

(xiii) “Pension Plan” refers to each Assumed Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; and

(xiv) “Welfare Plan” refers to each Assumed Company Employee Plan which is a welfare plan as defined in ERISA Section 3(1).

(b) Company Employee Plans and Employee Agreements. Section 4.14(b) of the SP Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, Foreign Employee Plan and each Employee Agreement. There is no written contract or, to Sellers’ Knowledge, no oral contract, with any Employee to maintain or sponsor any Company Employee Plan or Foreign Employee Plan other than those listed in Section 4.14(b) of the SP Disclosure Schedule or required by Applicable Law. Parent has made available to Newport and Buyer complete and correct copies of (i) the most recent plan documents, related trust documents, adoption agreements, summary plan descriptions, and all amendments thereto for each Assumed Company Employee Plan and Assumed Foreign Employee Plan; (ii) the most recent actuarial and audit reports for each Pension Plan which is an Assumed Company Plan, and each Assumed Foreign Employee Plan which is an employee pension benefit plan; (iii) all material communications during the last year, to Employees relating to any Company Employee Plan or Foreign Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to any Company or any Subsidiary; (iv) the annual reports on Form 5500 filed with the IRS for the last three (3) years with respect to each Assumed Company Employee Plan where such report is required; (v) each group annuity contract, insurance policy, service agreement, and other material agreement or policy related to any Assumed Company Employee Plan or Assumed Foreign Employee Plan; (vi) the annual nondiscrimination test reports for each Assumed Company Employee Plan for the last year; (vii) all IRS determination letters and rulings received by Parent or a Company with regard to any Assumed Company Employee Plan and copies of all correspondence to or from the IRS, Pension Benefit Guaranty Corporation or the Department of Labor (“DOL”) with respect to any proceeding involving any Assumed Company Employee Plan received in the last three (3) years; and (viii) any current registration statement and prospectus prepared in connection with each Assumed Company Employee Plan.

(c) Employee Plan Compliance. (i) Each Assumed Company Employee Plan has been established and maintained, funded and administered in all material respects in accordance with its terms and complies in form and in operation in all material respects with all Applicable Laws, including without limitation ERISA and the Code; (ii) all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Assumed Company Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Assumed Company Employee Plan that could subject any Company or any Subsidiary to any liability; (iv) no Employee has committed a breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Assumed Company Employee Plan; (v) there are no Proceedings pending or, to Sellers’ Knowledge, threatened (other than routine claims for benefits) with respect to any Assumed Company Employee Plan or with respect to the assets of any Assumed Company Employee Plan which could reasonably be expected to result in a liability to any Company, any Subsidiary or any Assumed Company Employee Plan; (vi) the material requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (“COBRA”) have been met with respect to each such Assumed Company Employee

Plan that is subject to COBRA; (vii) each Assumed Company Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material liability to any Company or any Subsidiary (other than as required by Applicable Law, amounts for accrued benefits or pending claims and administration or contract expenses incurred in a termination event); (viii) there are no inquiries, investigations, audits or Proceedings pending or to Sellers’ Knowledge threatened by the IRS or DOL with respect to any Assumed Company Employee Plan or any related trust; (ix) no Company nor any Subsidiary is subject to any penalty or tax with respect to any Assumed Company Employee Plan under Sections 4975 through 4980B of the Code; (x) each Assumed Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, notification, advisory and/or opinion letter with respect to such status from the IRS, and to Sellers’ Knowledge, no event has occurred and no condition or circumstance has existed or exists which may reasonably be expected to result in the disqualification of such Assumed Company Employee Plan; (xi) all contributions required to be made to any Assumed Company Employee Plan pursuant to Applicable Law (without regard to any waivers of such requirements) or the terms of the Assumed Company Employee Plan, have been made on or before their due dates (including any contractual or statutory grace periods); (xii) no Company nor any Subsidiary is, nor could any of them reasonably expect to be, subject to (A) a security interest pursuant to Section 412(f) of the Code or (B) a lien pursuant to Section 412(n) of the Code or Section 4068 or 302(f) of ERISA; (xiii) no event has occurred and there exists no condition or set of circumstances which could reasonably be anticipated to result in any liability to any Company or any Subsidiary with respect to any Assumed Company Employee Plan except to provide benefits in accordance with the terms of each such Assumed Company Employee Plan; and (xiv) with respect to each Assumed Company Employee Plan, all payments due from any Company or any Subsidiary to date as of April 3, 2004 have been made or properly accrued in accordance with GAAP, and are reflected in the Interim Financial Statements.

(d) Pension Plans. To Sellers’ Knowledge, no Company or Subsidiary has maintained a Pension Plan subject to Code Section 412 or ERISA Section 302.

(e) No Securities as Assets. No Assumed Company Employee Plan has assets that include securities issued by any Company or Subsidiary.

(f) Multiemployer and Multiple Employer Plans. Within the last seven (7) years, no Company or Subsidiary has contributed to or been required to contribute to any Multiemployer Plan or Multiple Employer Plan, nor does any Company or any Subsidiary have any liabilities (including withdrawal liability as defined in Section 4201 of ERISA) with respect to any Multiemployer Plan or Multiple Employer Plan.

(g) Post-Employment Obligations. No Assumed Company Employee Plan or Assumed Foreign Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except (i) as may be required by Applicable Law, (ii) for benefits the full cost of which are borne by Employees (or such Employees’ beneficiaries or dependents), (iii) for death or disability benefits under any Pension Plan, or (iv) for life insurance benefits for any Employee who dies while in service with any Company or Subsidiary.

(h) Welfare Plans. With respect to any Welfare Plans maintained by any Company or any Subsidiary, each Company and each Subsidiary have complied in all material respects with the provisions of Sections 9801 and 9802 of the Code.

(i) Plan Expenses and Amendment. Since the beginning of the current plan year of any Assumed Company Employee Plan or Assumed Foreign Employee Plan, no event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under such Assumed Company Employee Plan or Assumed Foreign Employee Plan maintained by a Company or any Subsidiary from the level of benefits for the most recently completed plan year of such Assumed Company Employee Plan or Assumed Foreign Employee Plan. No insurance policy nor any other contract or agreement affecting any Assumed Company Employee Plan or Assumed Foreign Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. All amendments and actions required to bring each of the Assumed Company Employee Plans or Assumed Foreign Employee Plan into conformity with all of the applicable provisions of ERISA and other Applicable Law have been made or taken, except to the extent that such amendments or actions are not required by Applicable Law to be made or taken or for which a Company or Subsidiary would not be liable if not made, until a date after the Closing Date and are disclosed on Section 4.14(i) of the SP Disclosure Schedule.

(j) Effect of Transaction.

(i) Except as disclosed in Section 4.14(j) of the SP Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Assumed Company Employee Plan, Assumed Foreign Employee Plan or Employee Agreement, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment or benefit which will or may be made by any Company or any Subsidiary as a result of the consummation of the transactions contemplated hereby with respect to any Employee will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code.

(k) Assumed Foreign Employee Plans. (i) Each Assumed Foreign Employee Plan has been established and maintained, funded and administered in all material respects in accordance with its terms, (ii) Each Assumed Foreign Employee Plan that is subject to any laws, regulations or jurisdiction outside the United States is in compliance in all material respects with the requirements of such laws; (iii) there are no Proceedings pending or, to Sellers’ Knowledge, threatened (other than routine claims for benefits) with respect to any Assumed Foreign Employee Plan or with respect to the assets of any Assumed Foreign Employee Plan which would reasonably be expected to result in a liability to any Company or any Assumed Foreign Employee Plan; (iv) each Assumed Foreign Employee Plan other than a pension plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material liability to any Company or any Subsidiary (other than as required by Applicable Law, amounts for accrued benefits or pending claims and administration or contract expenses incurred in a termination event); (v) there are no inquiries, investigations, audits or Proceedings pending or to Sellers’ Knowledge threatened by any Governmental Entity with respect to any Assumed Foreign Employee Plan or any related trust; (vi) no event has occurred and there exists no condition or set of circumstances which could reasonably be anticipated to result in any material liability to any Company or any Subsidiary with respect to any Assumed Foreign Employee Plan except to provide benefits in accordance with the terms of each such Assumed Foreign Employee Plan; and (vii) with respect to each Assumed Foreign Employee Plan, all payments due from any Company or any Subsidiary as of April 3, 2004, have been made or accrued in accordance with GAAP and are reflected in the Interim Financial Statements.

(l) Leased Employees and Independent Contractors. No “leased employee,” as that term is defined in Section 414(n) of the Code, or any other Person who is not classified as a common law employee of any Company or any Subsidiary is eligible to participate in, nor does such Person participate in, any Assumed Company Employee Plan, and, to Sellers’ Knowledge, no retroactive participation in any Assumed Company Employee Plan would result due to reclassification of such an individual as a common law employee of a Company or a Subsidiary. The exclusion of any individual, who is reclassified as a common law employee, from any Assumed Company Employee Plan would not reasonably be expected to cause such Assumed Company Employee Plan which is intended to be qualified under Code Section 401(a) to lose such qualification, nor, to Sellers’ Knowledge, does the exclusion of any such individual violate the terms of any such Assumed Company Employee Plan. To Sellers’ Knowledge, each individual who has received compensation for the performance of services on behalf of any Company or Subsidiary has been properly classified as an employee or independent contractor (as the case may be) in accordance with Applicable Law.

4.15 Labor Matters.

(a) No collective bargaining agreement or other contract, agreement or arrangement with any trade union or other body or organization representing any employees of any Company or Subsidiary exists that is binding on Parent, any Company or any Subsidiary and financially impacts any Company or any Subsidiary. Since January 1, 2000, neither any Company nor any Subsidiary has received notice that any petition has been filed or proceeding instituted by an employee or group of employees of any Company or any Subsidiary with the National Labor Relations Board seeking recognition of a bargaining representative, and no such petition or proceeding is pending or, to Sellers’ Knowledge, threatened.

(b) Since January 1, 2000, neither any Company nor any Subsidiary has committed any material unfair labor practice. To Sellers’ Knowledge, (i) no organizational effort is currently being made or threatened by or on behalf of any labor union with respect to employees of any Company or any Subsidiary and (ii) no (A) engineer, (B) management or (C) other employee of any Company or any Subsidiary earning in excess of $150,000 per year and transferring with the Business is subject to any confidentiality or noncompete agreement that is being breached by the Employee in connection with such Employee’s performance of his or her employment related duties.

(c) There is no (A) labor strike, dispute or stoppage pending or, to Sellers’ Knowledge, threatened or (B) to Sellers’ Knowledge, labor slowdown pending or threatened against any Company or any Subsidiary; and

(d) Neither Parent nor any Company nor any Subsidiary has received in the last twenty-four (24) months any written demand letters, charges of wrongful termination, discrimination, harassment or retaliation with any local, state or federal agency, suits or drafts of suits or to Sellers’ Knowledge, other threats of litigation, demands for arbitration, or administrative or other claims relating to the employees of the Companies or any Subsidiary.

(e) All individuals who are performing consulting or other services for any Company or any Subsidiary are or were correctly classified as either “independent contractors” or “employees” as the case may be, and, at the Closing Date, will qualify for such classification, except as would not result in a Company Material Adverse Effect.

(f) To Sellers’ Knowledge, no employee of any Company or any Subsidiary earning in excess of $100,000 per year has expressed an intent to cease to be engaged by such Company or such Subsidiary for any reason, including because of the consummation of the transactions contemplated by this Agreement, within six (6) months of the Closing, except as set forth in Section 4.15(f) of the SP Disclosure Schedule or as otherwise disclosed to Newport and Buyer.

(g) Each Company and each Subsidiary is in compliance in all material respects with all Applicable Laws governing or relating to employment, employment practices, termination, immigration, compensation, benefits, terms and conditions of employment and wages and hours, in each case, with respect to employees, including without limitation the Worker Adjustment and Retraining Notification Act and all comparable provisions of state labor codes.

(h) There are no pending or, to the Knowledge of Sellers, threatened in writing, claims or actions against any Company or any Subsidiary under any worker’s compensation policy or long-term disability policy.

(i) Neither any Company nor any Subsidiary is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practices).

(j) Except as set forth in Section 4.15(j) of the SP Disclosure Schedule or as required by Applicable Law, neither any Company nor any Subsidiary is bound by any written agreement, practice or policy with respect to Employees based in the United States or Employees outside the United States earning more than $150,000 per year, that restricts its ability to terminate the employment of any such employees at any time without payment or other liability.

(k) Each Company and/or each Subsidiary, whose offices are located at Mountain View, Tucson, Oroville, Franklin, Stratford, Rochester, and Tokyo, has furnished or made available to Newport or Buyer a list and description of all policies and guidelines of each such Company or Subsidiary concerning employment practices, working conditions, hours and other employment matters. Each Company and each Subsidiary is in material compliance with all such policies and guidelines.

(l) If any Company or any Subsidiary is a federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been filed or is pending or, to Sellers’ Knowledge, is threatened with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress.

(m) No citation has been issued by the Occupational Safety and Health Administration (“OSHA”) within the last twenty-four (24) months against any Company or any Subsidiary and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving any Company or any Subsidiary has been filed or is pending or, to Sellers’ Knowledge, is threatened against any Company or any Subsidiary under OSHA or any other Applicable Law relating to occupational safety and health.

(n) Spectra-Physics Lasers B.V. is currently under no obligation to institute a Works Council (ondernesmingsraad) or an employee representation (personeelsvertegenwoordiging) and no such obligation shall result from the transactions contemplated by this Agreement.

4.16 Environmental Laws and Regulations.

(a) Definitions. For purposes of this Agreement:

(i) the term “Environmental Law” means any and all international, federal, state, or local laws, statutes, ordinances, regulations, policies, guidance, rules, judgments, orders, court decisions or rule of common law, permits, restrictions and licenses, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), or any other law of similar effect;

(ii) the term “Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws;

(iii) the term “Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives;

(b) Except as set forth in Section 4.16 of the SP Disclosure Schedule:

(i) Each Company, and each Subsidiary, is now and has been at all times in compliance in all material respects with all Environmental Laws and each Company and each Subsidiary has all Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted, and all such permits are in good standing; (ii) there are not now and have not been any Hazardous Substances used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from, any property currently owned, leased or operated by any Company or any Subsidiary, or any property previously owned, leased or operated by any Company or any Subsidiary at the time such Company or Subsidiary owned, leased or operated said property, except in compliance with all applicable Environmental Laws; (iii) no Company or Subsidiary has received any unresolved notice of alleged, actual or potential responsibility or liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor to Sellers’ Knowledge is there any information which might reasonably form the basis of any such notice or claim; (iv) to Sellers’ Knowledge, there is no site to which any Company or Subsidiary has transported or arranged for the transport of Hazardous Substances which is now or is reasonably likely to become the subject of any environmental action; (v) there is not now nor to Sellers’ Knowledge has there ever been any underground or aboveground storage tank at any property currently owned, leased or operated by any Company or Subsidiary or at any property previously owned, leased or operated by any Company or Subsidiary at the time such entity owned, leased or operated said property; (vi) no Company or Subsidiary has released any other Person from claims or liability under any Environmental Law or has waived any rights concerning any claims under any Environmental Law; (vii) no Company or Subsidiary is a contractual indemnitor in connection with any potential or actual claim for any liability or responsibility under any Environmental Law, (viii) no Company or Subsidiary is currently a party to any consent order or decree, or contract, or is subject to any judgment, settlement, order, or agreement pertaining significantly to, compliance with, or liability under, any Environmental Law, Environmental Permit, or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and (ix) true, complete and correct copies, in the possession or control of the Companies or Subsidiaries, of all material sampling results, environmental or safety audits or inspections, or other written reports since January 1, 2000, concerning environmental, health or safety issues, pertaining to any current or former operations of the Companies or the Subsidiaries or property currently or formerly owned, leased or operated by the Companies or the Subsidiaries, have been made available to Newport and the Buyer.

(c) Except as set forth in Section 4.16(c) of the SP Disclosure Schedule, no Company or Subsidiary has any liability (that is probable and reasonably estimable) arising out of or relating to any release of Hazardous Substances.

This Section 4.16 constitutes all of Sellers’ representations and warranties with respect to environmental matters and no other representation or warranty in this Agreement shall be construed to apply to any environmental matters.

4.17 Taxes.

(a) Definitions. For purposes of this Agreement:

(i) the term “Tax” (including “Taxes”) means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, value added, and for purposes of France, any French business license tax or precompte, environmental (including taxes under Section 59A of the Code), transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property, windfall profits, capital stock, customs, duties and other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; and

(ii) the term “Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

(b) (i) The Companies, the Subsidiaries and Parent (as it relates to the Companies and the Subsidiaries) have duly and timely filed (taking extensions into account) all material Tax Returns required to have been filed by any of them; (ii) all Tax Returns that have been filed by the Companies, the Subsidiaries and Parent (as it relates to the Companies and the Subsidiaries) are complete and accurate in all material respects and have been prepared in substantial compliance with all Applicable Laws; and (iii) all Taxes shown to be due on such Tax Returns have been paid. Except as set forth in Section 4.17(b) of the SP Disclosure Schedule, no Company or Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which was Parent or a Company) and no Company or Subsidiary has any liability for the Taxes of any Person (other than such Company or such Subsidiary) under Treasury regulation section 1.1502–6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (other than contracts consisting of leases with customary provisions for the payment of property and similar Taxes by the lessee and contracts entered into with a Company’s or Subsidiary’s customers, distributors, resellers, and the like providing for the sharing or payment of sales, use, value-added, transfer, and similar Taxes), or otherwise.

(c) The Companies and the Subsidiaries have timely withheld and paid all Taxes that were required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(d) Except as set forth in Section 4.17(d) of the SP Disclosure Schedule, no Company or Subsidiary or Parent (as it relates to the Companies and the Subsidiaries) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still outstanding. No claim for assessment or collection of Taxes is presently being asserted against any Company or any Subsidiary, and no Company or Subsidiary is a party to any pending action, proceeding, audit or investigation by any governmental taxing authority, nor to Sellers’ Knowledge is any such action, proceeding, audit or investigation threatened. No Company or Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes upon any of the assets of any Company or any Subsidiary other than Liens for Taxes not yet due and payable.

(e) No Company or Subsidiary (nor any predecessor thereof) (A) is a party to a plan or agreement that could give rise to remuneration the deduction for which could be disallowed under Section 162(m) or 280G of the Code or similar state, local or foreign Tax law, or (B) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no grants of power of attorney to any person in effect with respect to Taxes for which any Company or any Subsidiary would be liable.

(f) No Company or Subsidiary is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(g) No Company or Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) adjustment required under Section 481 of the Code by reason of a change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), offer in compromise or other agreement with any Tax authority executed on or prior to the Closing Date, or (C) material prepaid amount received on or prior to the Closing Date.

(h) No Company or Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution intended or purported to be governed by Section 355 of the Code.

This Section 4.17, and to the extent applicable, Sections 4.5, 4.14 and 4.15, constitute all of Parent’s representations and warranties with respect to Taxes, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes.

4.18 Intellectual Property.

(a) Section 4.18(a) of the SP Disclosure Schedule identifies all Company Registered IP owned by any Company or any Subsidiary, indicating for each item thereof (i) the record owner thereof, (ii) the country of registration, (iii) the applicable registration, issuance or other identifying number, and (iv) the date of registration, issuance or filing, as applicable. In the case of any Company Registered IP in which a Person other than any Company or any Subsidiary holds an ownership interest, Section 4.18(a) of the SP Disclosure Schedule identifies such Person and describes the extent of such interest.

(b) Section 4.18(b) of the SP Disclosure Schedule identifies all Company Licensed IP, exclusive of Shrinkwrap Software, (i) that is (A) incorporated in any products currently provided by any Company or any Subsidiary to customers and that in the year ended December 31, 2003 generated in excess of $2.0 million in revenue or (B) provided to customers in connection with any product or group of similar products or service or group of similar services of any Company or Subsidiary and that in the year ended December 31, 2003 generated in excess of $2.0 million in revenue; (ii) is currently “resold” or sublicensed to customers by any Company or any Subsidiary; (iii) that is currently used by any Company or Subsidiary as a development tool, or (iv) is otherwise used by a Company or Subsidiary (including ERP, CRM, CAD or financial reporting software currently used by a Company or Subsidiary) and is not covered under (i), (ii) or (iii), and can not be used by a Company or Subsidiary on or after the Closing Date to the same extent as used by a Company or Subsidiary, as the case may be, prior to the Closing Date, without payment of up front license fees greater than One Hundred Twenty Five Thousand Dollars ($125,000) in the aggregate, and exclusive of ongoing fees, royalties or payments that a Company or Subsidiary would otherwise be required to pay.

(c) True, correct and complete copies of the licenses or other agreements or understandings pursuant to which the Company Licensed IP listed in Section 4.18(b) of the SP Disclosure Schedule is being licensed to or used by a Company or any Subsidiary (each, a “License-In Agreement”) have been made available to Newport. Except as set forth on Section 4.18(c) of the SP Disclosure Schedule: (i) the License-In Agreements are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements will neither violate nor result in the breach, modification, cancellation, termination, or suspension of the License-In Agreements; (iii) each Company and each Subsidiary is in compliance in all material respects with and have not breached any material term of, the License-In Agreements; and (iv) to Sellers’ Knowledge, all other parties to the License-In Agreements are in compliance in all material respects with, and have not breached any material term of such License-In Agreements. No party granting rights under a License-In Agreement has given formal written notice to Parent or a Company or any Subsidiary that, or to Sellers’ Knowledge has threatened in writing that, it intends to terminate such License-In Agreement prior to the expiration thereof in accordance with its terms.

(d) Except as identified in Section 4.18(d) of the SP Disclosure Schedule, all of the material Company Owned IP, including without limitation the Company Registered IP, is owned free and clear of any mortgage, lien, pledge, hypothecation, charge, security interest or other encumbrance including without limitation any claims by third parties (i) to sole or joint ownership of material Company Owned IP, or (ii) to rights to license or use material Company Owned IP, and including ownership of pending and accrued causes of action for patent, trademark, or copyright infringement, misappropriation and unfair business practices. Except as identified in Section 4.18(d) of the SP Disclosure Schedule, the Companies and the Subsidiaries have the sole and exclusive right to bring actions for infringement and misappropriation of such material Company Owned IP, and to enforce the material Company Owned IP against third parties. Other than as may be required under Applicable Law, neither any Company nor any Subsidiary is obligated to make any payment to any Person in connection with the exploitation of any material Company Owned IP. Section 4.18(d) of the SP Disclosure Schedule identifies the licenses or other agreements or understandings pursuant to which Company Owned IP is being licensed to or used by a third party other than (i) end-user licenses granted to customers in the ordinary course of business; (ii) distribution rights granted to resellers or distributors in the ordinary course of business; or (iii) nondisclosure or confidentiality agreements pursuant to which any Person has been granted access to Company Owned IP but not the right to exploit such Company Owned IP.

(e) The Companies and the Subsidiaries have each taken reasonable measures and precautions necessary to protect, preserve and maintain the confidentiality and secrecy of all trade secrets and other confidential information material to their respective businesses.

(f) Except as described in Section 4.18(f) of the SP Disclosure Schedule, each Company and each Subsidiary has, and at all times since January 1, 2000 has had, a policy of requiring each employee of such Company or Subsidiary, hired during such time, and each independent contractor hired during such time who is involved in, or who contributes to, the creation or development of any of the respective products or services of the Company or any Subsidiary, or material Company Owned IP, to execute and deliver an agreement, substantially similar to the forms of agreements made available by the Companies or Subsidiaries to Newport and Buyer, assigning to such Company or Subsidiary full right, title and interest in and to what they create or develop in the scope of their employment or assignment, as applicable. Except as described in Section 4.18(f) of the SP Disclosure Schedule, all employees, agents, consultants, contractors, or other persons who have contributed to or participated in the creation or development of any of the material Company Owned IP since January 1, 2000: (i) made such contribution pursuant to and within the scope of employment with a Company or Subsidiary as an employee or otherwise as a party to a “work-for-hire” agreement under which such Company or Subsidiary is deemed to be the owner and/or author, as applicable, of all right, title, and interest therein; or (ii) have executed a written assignment or other agreement to assign in favor of a Company or Subsidiary, legally transferring to such Company or Subsidiary, all right, title and interest in the Company IP and ownership of all pending and accrued causes of action relating thereto.

(g) Except as set forth in Section 4.18(g) of the SP Disclosure Schedule, none of the material Company Owned IP or any of the material products or services of any Company or any Subsidiary, infringes or misappropriates any Intellectual Property of Parent or any third party. Except as set forth in Section 4.18(g) of the SP Disclosure Schedule, neither Parent nor any Company nor any Subsidiary has received or is aware of any unresolved notice or claim asserting that (A) any Company Owned IP or (B) the services or products of a Company or a Subsidiary infringe or misappropriate the Intellectual Property of a third party. No Proceeding is pending or, to

Sellers’ Knowledge, threatened in writing, nor is there any written claim or demand, which challenges the ownership, legality, validity, enforceability, use, exploitation or modification by any Company or any Subsidiary of such Company Owned IP. No Company Owned IP is subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by a Company or any Subsidiary or, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by a Company or any Subsidiary to a Person. To Sellers’ actual knowledge, none of the Company’s currently planned material products that incorporate Company Licensed IP infringe or misappropriate any Intellectual Property of any Third Party.

(h) (i) All Company Registered IP is, to Sellers’ Knowledge, valid and subsisting, enforceable to the full extent permitted by the jurisdiction in which it is registered and in full force and effect, and (ii) all necessary registration, maintenance, annuity and other fees due in respect of all Company Registered IP have been paid and all filings applicable thereto have been properly made with relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP. No registered trademark included in the Company Registered IP is now involved in any opposition or cancellation proceeding and no registered trademark that is currently used by a Company or Subsidiary has been since January 1, 2000 involved in any opposition or cancellation proceeding, nor to Sellers’ Knowledge has any such action or proceeding been threatened in writing. No patent or patent application included in the Company Registered IP is now involved in any interference, reissue or reexamination proceeding, nor to Sellers’ Knowledge has any such action or proceeding been threatened in writing. To Sellers’ Knowledge there is no patent or patent application of another Person potentially interfering with any Company Registered IP.

(i) No Company or Subsidiary has initiated and is maintaining before a court or in an arbitration proceeding claims or causes of action against other Persons for infringement by such Persons of Company Owned IP (including claims for past infringement of Intellectual Property). Except as set forth in Section 4.18(i) of the SP Disclosure Schedule, no Company or Subsidiary has, during the twelve (12) month period prior to the date hereof, threatened in a writing sent by a Company’s or Subsidiary’s legal department or outside counsel to initiate any such proceeding.

(j) Section 4.18(j) of the SP Disclosure Schedule lists all contracts, licenses, software escrows, and other agreements between a Company or any Subsidiary and any other Person wherein or whereby such Company or Subsidiary has agreed to assume, or assumed, any material obligation or duty to indemnify, hold harmless or otherwise assume or incur any material obligation or liability with respect to the infringement by such Company or Subsidiary or such other Person of the Intellectual Property rights of any other Person; provided, however, that the foregoing only applies to agreements for which such Company’s or Subsidiary’s obligations are continuing as of the date of this Agreement.

4.19 Insurance. Each of the insurance policies currently maintained by or for the benefit of the Companies and each Subsidiary (the “Insurance Policies”) is set forth in Section 4.19 of the SP Disclosure Schedule, and is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon as of the Interim Balance Sheet Date have been paid in full, or if not yet due and payable, reserved on the Interim Balance Sheet in accordance with GAAP. Although none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the execution and delivery of, or consummation of any of the transactions contemplated by, this Agreement or the Ancillary Agreements, the coverage of the

Companies and the Subsidiaries under such insurance policies will terminate as of the Closing, except that coverage under “occurrence based” policies will remain in effect with respect to occurrences prior to the Closing. Each Company and each Subsidiary has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to Sellers’ Knowledge, indicated any intent to do so or not to renew any such policy. All material claims of any Company or any Subsidiary under the Insurance Policies have been filed in a timely fashion.

4.20 Title to Properties; Absence of Liens and Encumbrances.

(a) Except as set forth on Section 4.20(a) of the SP Disclosure Schedule, no Company or Subsidiary has an ownership interest in any real property. Section 4.20(a) of the SP Disclosure Schedule sets forth a complete and accurate list of all real property currently leased or subleased by any Company or any Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Newport and Buyer. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) by any Company or any Subsidiary or, to Sellers’ Knowledge, by the other party to such lease or sublease, or any other Person in the chain of title to such leased or sub-leased premises.

(b) Except as set forth on Section 4.20(b) of the SP Disclosure Schedule, each Company and each Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its material properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for such imperfections of title, if any, that do not materially interfere with the present value of the subject property. For purposes of this Section 4.20 only, the terms “property” and “assets” do not include Intellectual Property.

(c) No real property is currently subleased by any Company or any Subsidiary to any third party.

4.21 Certain Business Practices. Since January 1, 2000, none of Parent, any Company, any Subsidiary or, to Sellers’ Knowledge, any directors or officers, agents or employees of Parent, any Company or any Subsidiary, has for the benefit of or in relation to any Company or any Subsidiary (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

4.22 Product Warranties. Complete and accurate copies of the current forms of standard written warranties and guaranties by any Company or any Subsidiary utilized with respect to their respective material products or services have been made available to Newport and Buyer. No salespeople, employees, distributors and agents of any Company or any Subsidiary are authorized to undertake obligations to any customer or to other third parties in excess of such standard warranties or guaranties, except with the prior approval of the appropriate business leader of the Company or the Subsidiary and in compliance with the Parent’s approval authority procedures that have been made available to Newport and Buyer. No Company nor Subsidiary has any product liability or warranty liability (determined in accordance with GAAP) related to or arising out of any products previously sold, in excess of the reserves of the Companies and Subsidiaries therefor on the books of the Companies and the Subsidiaries, nor to Sellers’ Knowledge, are there any facts that would reasonably be expected to result in any such product liability or warranty liability in excess of such reserves.

4.23 Material Contracts.

(a) Section 4.23(a) of the SP Disclosure Schedule sets forth a complete and accurate list of all of the following types of Contracts to which any Company or any Subsidiary is a party or by which any Company or any Subsidiary is otherwise bound:

(i) each Contract (other than with a customer, distributor or sales agent) pursuant to which any Company or any Subsidiary received (or was entitled to receive) or paid (or was purportedly obligated to pay) Two Hundred and Fifty Thousand Dollars ($250,000) or more in the twelve (12) month period ended December 31, 2003 (provided such Contract remains in effect as of the date hereof);

(ii) each Contract with a customer, distributor or sales agent in effect on the date of this Agreement under which any Company or any Subsidiary received in the twelve (12) month period ended December 31, 2003 or is entitled to receive thereafter Two Hundred and Fifty Thousand Dollars ($250,000) or more for products and/or services;

(iii) each Contract that requires payment by or to any Company or Subsidiary within twelve (12) months after the Closing of Two Hundred and Fifty Thousand Dollars ($250,000) or more and is not by its terms cancelable by such Company or Subsidiary on 60 days or less notice;

(iv) each Contract (other than with an employee or consultant) containing noncompetition restrictions, including any covenant limiting the right of any Company or Subsidiary to engage in any line of business or compete with any Person in any line of business, including any geographic limitations, other than exclusive distributor or sales agent agreements that have been made available to Newport and Buyer;

(v) each Contract that either individually or in the aggregate is material to the Companies and the Subsidiaries (taken as a whole) that requires any consent or other action by any Person for, or will be subject to default, termination, material repricing or other renegotiation, or cancellation because of, the transactions contemplated hereby;

(vi) other than Shrinkwrap Software, each Contract that either individually or in the aggregate, if terminated or expired, would materially impair or prevent any Company’s or any Subsidiary’s ability to develop, use, sell, distribute or manufacture any material products or services provided to customers in the twelve (12) months ending December 31, 2003, or currently proposed to be released to customers after December 31, 2003;

(vii) each Contract of any Company or any Subsidiary relating to, or evidencing, indebtedness for borrowed money, or the deferred purchase price of property, in excess of Five Hundred Thousand Dollars ($500,000) (whether incurred, assumed, guaranteed or secured by any asset);

(viii) each Contract relating to any legal entity in the nature of a partnership, limited liability company, or joint venture, in which any Company or any Subsidiary owns more than 25% of the voting rights, or a material strategic alliance;

(ix) each Contract with a customer listed on Section 4.24 of the SP Disclosure Schedule that requires any Company or any Subsidiary to grant “most favored customer” pricing to any other Person, other than exclusive distributor or sales agent agreements that have been made available to Newport and Buyer;

(x) each Contract which prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; and

(xi) each Contract with any present director or executive officer of any Company or any Subsidiary; and

(xii) any material joint marketing or development Contract.

The Contracts referred to in subparagraphs (i) through (xii) are referred to individually as a “Material Contract” and collectively as the “Material Contracts.” Correct and complete copies of all such Material Contracts have been made available to Newport. Notwithstanding the foregoing, those Material Contracts responsive to clause (vi) of this Section 4.23 shall be identified under their own separate heading in Section 4.23 of the SP Disclosure Schedule.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or Subsidiary to which such entity is a party and, to Sellers’ Knowledge, each other Person who is a party thereto, enforceable against such Company or such Subsidiary and to Sellers’ Knowledge, each such other Person in accordance with its terms except as may be limited by applicable bankruptcy or similar insolvency laws or by general equitable principles; (ii) neither the Company nor the Subsidiary that is a party to any such Material Contract nor, to Sellers’ Knowledge, any other party thereto is in material default under any such Material Contract; and (iii) no Company or Subsidiary is a party to a Material Contract that, to Sellers’ Knowledge, such Company or such Subsidiary does not have the present ability to perform in all material respects.

(c) Except as set forth on Section 4.23(c) of the SP Disclosure Schedule, no Company or Subsidiary is a party to or otherwise bound by:

(i) any fidelity or surety bond or completion bond in excess of One Hundred Thousand Dollars $100,000 except as required pursuant to Section 412 of ERISA;

(ii) any Contract, other than a Material Contract, pursuant to which any Company or any Subsidiary has agreed to provide (A) indemnification of a third party (other than routine indemnification to a third party in the ordinary course consistent with past practices) or (B) guaranty to a third party in excess of in excess of Two Hundred Fifty Thousand Dollars ($250,000); or

(iii) any Contract between a Company or a Subsidiary and a third party relating to the acquisition of assets, property or any interest in any business enterprise having a value in excess of One Million Dollars ($1,000,000) or disposition of assets, property or any interest in any business enterprise outside the ordinary course of business, in either case entered into since January 1, 2000.

(d) Section 4.23(d) of the SP Disclosure Schedule sets forth the material sourcing contracts between Parent and third party vendors pursuant to which the Companies and the Subsidiaries are entitled to purchase products or services.

(e) Section 4.23(e) of the SP Disclosure Schedule sets forth any public grants (zuschüsse), allowances, aids or other subsidies (subventionen) in any case in excess of $250,000 received by Spectra-Physics GmbH.

4.24 Suppliers and Customers. Section 4.24 of the SP Disclosure Schedule lists the twenty (20) largest suppliers of the Companies and the Subsidiaries (taken as a whole) for the year ended December 31, 2003 (measured in terms of dollars expended) and the twenty (20) largest customers of the Companies and the Subsidiaries (taken as a whole) for the year ended December 31, 2003 (measured in terms of revenues received). During the last twelve (12) months, neither Parent nor any Company nor any Subsidiary has received any written notices of termination or written threats of termination from any of the twenty (20) largest suppliers or the twenty (20) largest customers of the Companies and the Subsidiaries (taken as a whole), and to the Knowledge of Sellers no facts exist that would be reasonably expected to lead to such a termination.

4.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any Company or any Subsidiary.

4.26 Interested Party Transactions. To Sellers’ Knowledge, no director or officer of any Company or any Subsidiary (or any individual in such officer’s or director’s immediate family) has or has at any time during the past two (2) years had, directly or indirectly, (i) a material economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that compete with services or products that are sold or currently proposed to be sold by any Company or any Subsidiary; (ii) a material economic interest in any Person that purchases from or sells or furnishes to, any Company or any Subsidiary, any goods or services or; (iii) a beneficial interest in any Material Contract of any Company or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a corporation shall not be deemed a “material economic interest in any Person” for purposes of this Section 4.26.

4.27 Sufficiency of Assets. The assets, properties, rights, privileges and interests of the Companies and the Subsidiaries are, and at the Closing, when taken together with the Ancillary Agreements, will be, sufficient in all material respects for the conduct of the Business as presently conducted and as currently proposed to be conducted.

4.28 Investment Representation. Parent is purchasing the Stock Consideration for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Parent acknowledges that the Stock Consideration has not been registered under the Securities Act or any state or foreign securities laws and that the Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other distribution is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

4.29 Restrictions on Business Activities. There is no judgment, injunction, order or decree of a Governmental Entity binding upon Parent, any Company or any Subsidiary which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of any Company or any Subsidiary, any acquisition of property by any Company or any Subsidiary or the conduct of business by any Company or any Subsidiary as currently conducted or as currently proposed to be conducted by any Company or any Subsidiary.

4.30 Bank Accounts; Powers of Attorney. Section 4.30 of the SP Disclosure Schedule lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which any Company or any Subsidiary has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto, and lists the names of each Person holding powers of attorney or agency authority from any Company or any Subsidiary.

4.31 Product Sales. Since December 31, 2003, none of Parent, any Company or any Subsidiary have caused any Company or any Subsidiary to (i) discount any products sold by any Company or any Subsidiary except in the ordinary course of business, or (ii) take any action to accelerate the shipment of any products sold by any Company or any Subsidiary except in the ordinary course of business or at the request of the customer.

5. Representations and Warranties of Buyer and Newport. Buyer and Newport hereby jointly and severally represent and warrant to Parent, subject to the exceptions set forth in the Disclosure Schedule (the “Buyer Disclosure Schedule”) delivered by Buyer and Newport to Parent simultaneously with the execution hereof (which Buyer Disclosure Schedule shall specifically identify the specific section or subsection, as applicable, to which each such exception relates; provided, however, that any information set forth in one section in the Buyer Disclosure Schedule shall be deemed to apply to each other section or subsection thereof or hereof to which such disclosure is readily apparent on its face to be applicable or appropriate), that:

5.1 Organization and Existence. Each of Newport and Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power to carry on its business as now being conducted. Each of Newport and Buyer is respectively qualified to do business and is in good standing in every jurisdiction in which the character or location of the respective assets owned by it or the nature of the respective business transacted by it require such qualification, except where the failure to so qualify would not have a Material Adverse Effect on Buyer and Newport.

5.2 Capitalization.

(a) The entire authorized capital stock of Newport consists of Two Hundred Million (200,000,000) shares of Newport Common Stock, of which, as of December 31, 2003, Thirty-Nine Million Thirty-Two Thousand Five Hundred and Nine (39,032,509) shares were issued and outstanding, and Newport is the sole member of Buyer (the foregoing, collectively, the “Newport Securities”). All of the outstanding Newport Securities are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of March 31, 2004, (i) an aggregate of Five Million Eight Hundred Ninety-One Thousand Four Hundred Sixty-Nine (5,861,469) shares of Newport Common Stock were reserved for issuance pursuant to Newport’s 2001 Stock Incentive Plan, of which Two Million Five Hundred Forty-Seven Two Hundred and Five (2,547,205) such shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding stock options issued by Newport, (ii) an aggregate of Two Million Four Hundred Sixty-Six Thousand Five Hundred One (2,466,501) shares of Newport Common Stock were reserved for issuance pursuant to other stock option plans, of which all of such shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding stock options issued by Newport, and (iii) an aggregate of Five Hundred Twenty-One Thousand Nine Hundred Seventy-Nine (521,979) shares of Newport Common Stock were reserved for issuance under stock option grants assumed by Newport in connection with the MRSI acquisition.

(b) Except as set forth above in subsection (a) of this Section 5.2, as of the date hereof there are outstanding (i) no shares of capital stock or other securities of Newport or Buyer, (ii) no securities of Newport or Buyer convertible into or exchangeable or exercisable for, shares of capital stock or other securities of Newport or Buyer, (iii) no options, warrants or other rights to acquire from Newport or Buyer, and no obligations of Newport or Buyer to issue, any capital stock or other securities or securities convertible into or exchangeable or exercisable for capital stock or other securities of Newport or Buyer, and (iv) no equity equivalent interests in the ownership or earnings of Newport or Buyer or other similar rights. All of the outstanding Newport Securities were issued in compliance with the Securities Act, and applicable state or foreign securities laws. As of the date hereof, there are no outstanding rights or obligations of Newport or Buyer to repurchase, redeem or otherwise acquire any outstanding shares of its respective capital stock or other ownership interests. There are no stockholder agreements, voting trusts or other arrangements or understandings to which Newport or Buyer, or their respective Boards of Directors, is a party, and to Newport’s knowledge, there are no other agreements, voting trusts or other arrangements or understandings, relating to the voting or registration of any shares of capital stock or other securities of Newport or Buyer.

5.3 Authorization and Issuance of Stock Consideration. The shares of Newport Common Stock comprising the Stock Consideration under this Agreement are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free from all Taxes and Liens with respect to the issue thereof, will not be subject to preemptive rights or other similar rights of stockholders of Newport, and will not impose personal liability on the holders thereof.

5.4 Authority. Each of Newport and Buyer has the power and has taken all necessary and proper action to authorize and approve this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated thereby, and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated thereby do not and will not violate any provision of any judicial or governmental decree, order, or judgment or conflict with, or result in a breach of or constitute a default under, the Articles of Incorporation, Certificate of Formation, bylaws or operating agreement of either Newport or Buyer, as applicable, or any agreement or instrument to which it is a party or by which it is bound. The execution, delivery, and performance by each of Newport and Buyer of this Agreement and the Ancillary Agreements (as applicable) and the consummation of the transactions contemplated thereby have been duly authorized and approved by the Board of Directors of each of Newport and Buyer (including for the purposes of Sections 78.411 – 78.444 of the Nevada Revised Statutes) and no further corporate action is necessary on the part of either Newport or Buyer, assuming due execution by the other parties hereto and thereto. Without limiting the generality of the foregoing, such approval by the Board of Directors of Newport constitutes approval of the transaction by which Parent (or an Affiliate of Parent) may first become an “interested stockholder” within the meaning of Sections 78.438 or 78.439 of the Nevada Revised Statutes.

5.5 SEC Reports; Financial Statements. Newport has filed all required forms, reports and documents (“Newport SEC Reports”) with the Securities and Exchange Commission (“SEC”) during the past three (3) years, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other Applicable Law as in effect on the dates such forms, reports and documents were filed. None of such Newport SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded or amended by a Newport SEC Report filed subsequently and prior to the date hereof. The consolidated financial statements of Newport included in the Newport SEC Reports (the “Newport Financial Statements”) fairly presented in all material respects, in conformity with U.S. generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto and except that unaudited statements do not contain footnotes in substance or form required to the extent permitted by Form 10-Q of the Exchange Act), the consolidated financial position of Newport and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

5.6 No Undisclosed Liabilities. Neither Newport nor Buyer has any material obligations or liabilities which are required to be reflected or reserved on a balance sheet in conformity with U.S. generally accepted accounting principles applied on a basis consistent with the preparation of the Newport Financial Statements, or any claim, liability or assessment of any nature (matured, unmatured, fixed or contingent) material to Newport or Buyer or any fact or circumstance which is reasonably likely to lead to such a claim, liability or assessment being asserted, for which an unfavorable outcome is reasonably possible, of any nature other than (i) those set forth or adequately provided for in the most recent Newport Financial Statements, (ii) those incurred since the most recent Newport Financial Statements in the ordinary course of business and consistent with past practice which, individually or in the aggregate, are not material in nature or amount and would not constitute a Material Adverse Effect on Newport and Buyer, and (iii) those set forth on Section 5.6 of the Buyer Disclosure Schedule.

5.7 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Exchange Act, state securities or blue sky laws and the HSR Act, and any filings under similar competition or notification laws or regulations of foreign Governmental Entities listed on Section 5.7 of the Buyer Disclosure Schedule, no material filing with or notice to, and no material permit, authorization, consent or approval of any Governmental Entity or of any other third party is necessary for the execution and delivery by Newport and Buyer of this Agreement or the consummation by Newport and Buyer of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Newport and Buyer nor the consummation by Newport and Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of their respective Articles of Incorporation, Certificate of Formation, bylaws or operating agreement (or similar governing documents), (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Newport or Buyer is a party or by which any of their respective properties or assets may be bound, or (iii) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to Newport or Buyer or any of their respective properties or assets.

5.8 Absence of Certain Changes. Since December 31, 2003 through the date of this Agreement, there has been no material adverse change in the assets, liabilities, business, properties, operations, financial condition, prospects or results of operations of Newport or Buyer, and neither Newport nor Buyer has (i) varied its business plan or practices, in any material respect, from past practices, (ii) entered into any material financing, joint venture, license or similar arrangements or (iii) suffered or permitted to be incurred any liability or obligation against any of its properties or assets that would limit or restrict Newport’s or Buyer’s ability to perform its obligations hereunder.

5.9 Litigation. Except as set forth in Section 5.9 of the Buyer Disclosure Schedule, there are no Claims pending or, to the knowledge of Newport, any threat thereof, against Newport or Buyer or any of their respective properties or assets before any Governmental Entity. Except as set forth in Section 5.9 of the Buyer Disclosure Schedule, all of such Claims are adequately covered by insurance of Newport or Buyer and neither Newport nor Buyer has received any notices denying coverage or reservation of rights from any carrier regarding any such Claim. Neither Newport nor Buyer is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that reasonably could be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by Newport or Buyer exceeding Two Hundred and Fifty Thousand Dollars ($250,000) or that reasonably could be expected to prevent the consummation of the transactions contemplated hereby.

5.10 Buyer’s Investment Representation. Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other distribution is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

5.11 Financing. Newport has, and Buyer will have at the Closing, sufficient funds to pay the Cash Consideration pursuant to this Agreement, and to perform Newport’s and Buyer’s obligations under this Agreement.

5.12 Brokers. Except as set forth in Section 5.12 of the Buyer Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newport or Buyer.

5.13 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation, execution, performance and consummation of this Agreement and the Ancillary Agreements and all of the transactions contemplated thereby, Buyer has neither incurred any obligation or liability nor engaged in any business of any kind or entered into any material agreement with any third party.

5.14 Fairness Opinion. Newport and Buyer have received the opinion of Deutsche Bank dated on or before the date of this Agreement to the effect that, as of the date hereof, the Acquisition Price is fair to Newport from a financial point of view.

5.15 Intellectual Property Rights.

(a) Newport and its subsidiaries own or have the right to use all Intellectual Property used to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to as the “Newport IP”).

(b) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Newport or any of its subsidiaries: (i) violates in any material respect any license or agreement between Newport or any of its Subsidiaries and any third party or (ii) to the knowledge of Newport, infringes in any material respect any patents or other intellectual property rights of any other party. There is no pending or, to the knowledge of Newport, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Newport IP, or asserting that any Newport IP or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Newport products, conflicts or will conflict with the rights of any other party.

5.16 Taxes. Newport and each of its subsidiaries have filed all Tax Returns required to have been filed by them, and have paid (or Newport has paid on behalf of its subsidiaries), all Taxes required to have been shown on such Tax Returns. The most recent financial statements contained in the Newport SEC Reports reflect an adequate accrual (which accruals were established in accordance with GAAP) for the payment of all Taxes payable by Newport and its subsidiaries, as of the date of such financial statements. Except as would not reasonably be expected to have a Material Adverse Effect on Newport or the Buyer, no deficiencies for any Taxes have been proposed, asserted or assessed against Newport or any of its subsidiaries.

5.17 Internal Controls. Newport and its subsidiaries (taken as a whole) have in place effective “internal control over financial reporting” (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act).

6. Conduct of Business Pending the Closing. Between the date hereof and the Closing, and except as otherwise consented to by Newport or Buyer in writing (in Newport’s or Buyer’s sole discretion), Sellers jointly and severally covenant as follows:

6.1 Pre-Closing Covenants. Unless Newport or Buyer gives its prior written consent for actions to be taken to the contrary, except as contemplated by the Reorganization Activities, from the Effective Date and until the Closing or the termination of this Agreement, whichever first occurs, Sellers shall cause the Companies and the Subsidiaries to:

(a) Operate and conduct the respective business and operations of the Companies and the Subsidiaries in the ordinary course of business consistent with past practices. Neither Parent nor any Company nor any Subsidiary shall (i) increase or allow an increase in the compensation or benefits of any employee, independent contractor or agent of any Company or any Subsidiary (other than those listed in Section 4.15(f) of the SP Disclosure Schedule), except in the ordinary course of business, (ii) adopt or allow the adoption of any new commission plan or arrangement or any employee benefit plan or arrangement of any Company or any Subsidiary (except for actions by Parent relating to plans adopted by Parent for its employees generally), (iii) amend or allow the amendment of, any commission plan or arrangement or any employee benefit plan or arrangement of any Company or any Subsidiary existing on the Effective Date (except for actions by Parent relating to plans maintained by Parent for its employees generally), (iv) lend or advance or allow the lending or advancement of any sum to any employee or director of any Company or any Subsidiary except in the ordinary course of business consistent with past practices, or (v) extend or allow the extension of credit to any employee or director of any Company or any Subsidiary except in the ordinary course of business consistent with past practices;

(b) Preserve intact each Company’s and each Subsidiary’s respective organization, and use their commercially reasonable efforts to (i) retain, in the ordinary course of business consistent with past practices, all employees of, and the services of all vendors, suppliers, agents and consultants of, the Companies and the Subsidiaries, commensurate with the requirements of their respective businesses (other than those employees who have been identified on Schedule 6.1 hereto as not transferring with the Business) and (ii) assist Newport in the negotiation of agreements to replace those vendor agreements listed on Section 4.23(d) of the SP Disclosure Schedule relating to the materials and components currently purchased by the Companies and Subsidiaries;

(c) Except for actions by Parent relating to insurance maintained by Parent for its businesses generally, maintain the Company’s and each Subsidiary’s respective insurance consistent with past practices and, unless comparable insurance is substituted therefor or is not generally available to the respective businesses of the type conducted by the Companies and the Subsidiaries, not take any action to terminate or modify, nor permit the lapse or termination of, the respective insurance policies and coverages of the Companies and the Subsidiaries as set forth in Section 4.19 of the SP Disclosure Schedule;

(d) Promptly notify Newport of all lawsuits, claims, proceedings or investigations that are brought, asserted or commenced, or which any of the respective officers and directors of Parent, any Company or any Subsidiary have reason to believe may be brought, asserted or commenced, against any Company or any Subsidiary or any of their respective officers or directors, involving or affecting in any way the respective businesses, operations, or assets of any Company or any Subsidiary, or the transactions contemplated by this Agreement; and not settle any action or proceeding which would have a Company Material Adverse Effect, and not release, settle, compromise or relinquish any claims, causes of action or rights where the amount in controversy is greater than Two Hundred Fifty Thousand Dollars ($250,000) which a Company or a Subsidiary may have against any other persons, including, without limitation, claims or rights to reimbursement or payment for services rendered or products sold by a Company or a Subsidiary;

(e) Not enter into any agreements providing for or permitting, any of the material assets or properties of any Company or any Subsidiary to be subjected to any Lien other than with respect to the pledge of promissory notes from the Subsidiary in Japan to secure borrowings from banks in the ordinary course of business consistent with past practice;

(f) Maintain in good working order and condition consistent with past practice, ordinary wear and tear excepted, and in compliance in all material respects with all Applicable Laws, all Fixed Assets;

(g) Observe and perform all terms, conditions, covenants and obligations contained in all Material Contracts, the violation of which would have, individually or in the aggregate, a Company Material Adverse Effect; and, except as required by any existing agreements, (i) not enter into any new agreement that would constitute a Material Contract or renew, extend, amend or modify any Material Contract (other than, in any such case, customer, development, distribution and/or supply agreements entered into in the ordinary course of business), (ii) make any expenditure (other than payment of trade payables in the ordinary course of business consistent with past practices) in excess of $100,000 individually, or (iii) not take any action which would cause a material breach or violation of or material default under any Material Contract, or under any permit, license, franchise, judgment, writ or order, applicable to or affecting any Company or any Subsidiary or its respective business, and promptly notify Newport and Buyer in writing of the occurrence of any such breach or default;

(h) Use commercially reasonable efforts to obtain and maintain all consents, assignments or approvals of, and licenses, permits and franchises and rights to operate granted by, Governmental Entities and other third parties, the absence or loss of which would have a Company Material Adverse Effect either prior to or following the Closing; and not take any action which would result in a violation of or the noncompliance with, any Applicable Laws or any conditions imposed on any Company or any Subsidiary under any of its permits, franchises, contracts or licenses, where such violation or non-compliance could have a Company Material Adverse Effect, or result in the incurrence of any material liability by any Company or any Subsidiary or in the revocation, modification or loss of any material license, permit or right needed for the operation of the respective businesses of any Company or any Subsidiary as presently conducted, or which would adversely affect the obtaining of government approvals needed for Buyer’s acquisition of the Shares; and cooperate with Buyer and render to Buyer such assistance as Buyer may reasonably request in obtaining such governmental approvals;

(i) Except with respect to Taxes being contested in good faith, pay, when due, and prior to the imposition or assessment of any interest, penalties or liens by reason of the non-payment of, all Taxes assessed against any Company or any Subsidiary, any of their respective assets or operations, and not make, revoke or amend any Tax election or, to the extent it would result in an increase in the post-Closing Taxes of Buyer, Newport, the Companies and the Subsidiaries or their Affiliates, settle or compromise any Tax liability or execute any waiver of restrictions on assessment or collection of any Tax;

(j) Not: (i) approve or effect any reclassification or recapitalization of any Company or any Subsidiary or their respective authorized or outstanding shares of capital stock; (ii) merge or consolidate any Company or any Subsidiary with or sell any of their respective assets to a third party (other than sales of inventory in the ordinary course of business and consistent with past practices); (iii) approve or commence any proceedings for the liquidation of any Company or any Subsidiary; or (iv) enter into any agreement to do any of the foregoing;

(k) Not: (i) amend in any manner the respective Certificates of Incorporation or bylaws, or similar organizational document, of any Company or any Subsidiary; (ii) authorize or issue any shares of capital stock of any class or series of any Company or any Subsidiary; (iii) create or issue any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of the capital stock of any class or other equity securities of any Company or any Subsidiary may be directly or indirectly authorized, issued or transferred; or (iv) agree to do any of the above;

(l) Not create or voluntarily incur (whether as principal, surety or otherwise) any indebtedness for borrowed money from any Person other than Parent, any of its subsidiaries, any Company or any Subsidiary, or any other liabilities or expenses, other than those incurred in the ordinary course of business consistent with past practices;

(m) Not change or alter any policy or policies regarding the payment of any accounts payable or the collection of any accounts receivable;

(n) Not: (i) discount any products sold by any Company or any Subsidiary except in the ordinary course of business, or (ii) take any action to accelerate the shipment of any products sold by any Company or any Subsidiary except in the ordinary course of business or at the request of the customer; and

(o) Not take any action that would require disclosure under Section 4.8 (a) through (o) of this Agreement.

(p) Use commercially reasonable efforts to obtain all consents to the change of control of the Companies and the Subsidiaries, in a form reasonably satisfactory to Newport, with respect to the Material Contracts under which such consent is required identified in Section 4.6 of the SP Disclosure Schedule.

6.2 Trade Secrets. Neither any Company nor any Subsidiary will divulge to any competitor of such Company or Subsidiary or any unauthorized Person, and will use their commercially reasonable efforts to ensure that the employees and agents of such Company and such Subsidiary do not divulge to any competitor of such Company or such Subsidiary or any unauthorized Person, any confidential information, trade secrets, processes, formulas or know-how relating to the respective businesses or properties of any Company or any Subsidiary at the date hereof.

6.3 No Solicitation or Negotiation. Parent, LSI, LSL, each of the Companies, each of the Subsidiaries, and their respective Affiliates, and representatives (including without limitation Parent’s attorneys and accountants) shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition Proposal. Parent also agrees promptly to request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) any Company or any Subsidiary, if any, to return all confidential information heretofore furnished to such Person by or on behalf of any Company or any Subsidiary and, if requested by Newport, to enforce such Person’s obligation to do so. Parent, LSI, LSL, each of the Companies, and each Subsidiary and their respective Affiliates and representatives shall not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to or enter into any agreement with any Person or group (other than Newport and Buyer or any designees of Newport and Buyer) concerning any Third Party Acquisition Proposal. Sellers shall promptly (and in any event within three (3) Business Days after any Sellers’ Knowledge thereof) (x) notify Newport in the event Parent, LSI, LSL, any Company or any Subsidiary or any of their respective Affiliates receives any Third Party Acquisition Proposal, including (1) the terms and conditions thereof, (2) the identity of the party submitting such proposal, and (3) any request for confidential information made in connection with a Third Party Acquisition Proposal, (y) provide a copy of any written agreements, proposals or other materials received from any such Person or group (or its representatives), and (z) promptly, and in any event within three (3) Business Days, advise Newport of any material modifications thereto. For purposes of this Agreement, any breach of this Section 6.3 by Parent, LSI, LSL, any of the Companies, any of the Subsidiaries, or any of their respective Affiliates and representatives, shall be deemed to be a breach of this Section 6.3 by Parent.

6.4 Funding of Company Employee Plans. Parent shall (a) pay all amounts required to fully fund all Company Employee Plans through the Closing, or (b) accrue such amounts on the Proposed Closing Balance Sheet in accordance with GAAP (which would then be subject to the post-closing adjustment contemplated by Section 2.2).

6.5 Exclusion of Certain Assets and Liabilities.

(a) Exclusion of Certain Assets. Notwithstanding anything to the contrary in this Agreement, set forth on Schedule 6.5(a) hereto are the assets of the Companies or the Subsidiaries to be transferred by the Companies or the Subsidiaries to Parent or one or more of its subsidiaries prior to the Closing and excluded from the transactions contemplated by this Agreement (the “Excluded Assets”), such that Buyer shall not acquire any interest in the Excluded Assets by virtue of its purchase of the Shares hereunder.

(b) Exclusion of Certain Liabilities. Notwithstanding anything to the contrary in this Agreement, set forth on Schedule 6.5(b) hereto are the liabilities of the Companies and the Subsidiaries to be assumed by Parent or one or more of its subsidiaries (other than any Company or any Subsidiary) prior to the Closing and excluded from the transactions contemplated by this Agreement (the “Excluded Liabilities”), such that Buyer shall have no obligations with respect to the Excluded Liabilities by virtue of its purchase of the Shares hereunder.

6.6 Further Assurances. Parent, LSI, LSL, the Companies and the Subsidiaries shall execute and deliver from time to time at the request of Buyer and without consideration such additional instruments of conveyance and transfer and to take such other actions as Buyer may reasonably require to more effectively carry out and effectuate the transactions contemplated by this Agreement.

7. Mutual Covenants. Sellers, on the one part, and Newport and the Buyer, on the other part, covenant and agree, each with the other, that:

7.1 Notification of Certain Matters. Sellers, Newport and Buyer shall give prompt notice to the applicable counter-parties upon becoming aware of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which has resulted in, or could reasonably be expected to result in, any condition in this Agreement not being satisfied, (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which has resulted in, or could reasonably be expected to result in, any condition in this Agreement not being satisfied and (iii) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would cause any representation or warranty contained in this Agreement to be incomplete, untrue or inaccurate, which has resulted in, or could be reasonably expected to result in any condition in this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 7.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.2 Regulatory Filings. As promptly as practicable after the date of this Agreement, but in no event more than ten (10) business days after the Effective Date, Sellers, Newport and Buyer, and their respective subsidiaries, shall make or cause to be made all filings and submissions under the HSR Act (requesting termination of the waiting period thereunder) and any other material laws or regulations identified on Section 4.6 of the SP Disclosure Schedule and Section 5.7 of the Buyer Disclosure Schedule applicable to Sellers, Newport and Buyer, and their respective subsidiaries, for the consummation of the transactions contemplated herein; provided that, in the event that a filing with the French Minister of Economy described in Section 5.7 of the Buyer Disclosure Schedule is made (the “MOE Filing”), Newport and Buyer, and their respective subsidiaries, shall make or cause to be made such MOE Filing within Five (5) Business Days of the Effective Date provided Sellers have provided to Newport all information regarding Spectra-Physics France S.A. required for such MOE Filing. The parties to this Agreement shall coordinate and cooperate with each other in exchanging such information and assistance as may be reasonably requested in connection with all of the foregoing.

7.3 Public Announcements. Sellers, Newport and Buyer shall not make any public announcement or statement with respect to this Agreement or the transaction contemplated hereby without the prior written consent of the other parties; provided, however, that Parent and Newport shall each have the right to make any announcements required by law, Nasdaq rules or New York Stock Exchange rules, without the prior consent of any other party (provided the other parties are given notice of any such announcement). If Parent and Newport desire to make a joint announcement or statement, the parties will consult with each other and exercise reasonable efforts to agree upon the text of a joint public announcement or statement to be made by Parent and Newport.

7.4 Reasonable Efforts to Satisfy Conditions. Consistent with Applicable Law, (i) Sellers agree to use their commercially reasonable efforts to bring about the satisfaction of the covenants and conditions specified in Sections 6, 7, 8.2, 9 and 11 hereof, and (ii) Newport and Buyer agree to use their commercially reasonable efforts to bring about the satisfaction of the covenants and conditions specified in Sections 7, 9 and 10 hereof.

7.5 Confidentiality. Each of the parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Non-Disclosure Agreement dated May 29, 2003 by and between Parent and Newport (“Non-Disclosure Agreement”).

7.6 Allocation of Acquisition Price. The Acquisition Price (as grossed up by the liabilities of SP Rochester in the case of the Section 338(h)(10) Election, and as adjusted pursuant to Section 2.2) shall be allocated in accordance with Exhibit I. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit I for all Tax purposes and in any and all filings, declarations and reports with the IRS in respect thereof. In any Proceeding related to the determination of any Tax, neither Parent nor Newport nor Buyer shall contend or represent that such allocation is not a correct allocation.

7.7 Mutual Access. Sellers on the one part and Newport and Buyer on the other part (a “Requesting Party”) shall give to each other and their representatives, from and after the Effective Date, on prior written request therefor from the Requesting Party or such representatives, such reasonable access during normal business hours to the premises, employees, agents and consultants of Parent, the Companies, the Subsidiaries, Newport and the Buyer, as the case may be, and such copies of the financial statements, books and records, and contracts and leases and other documentation of the Companies, the Subsidiaries, Newport and the Buyer, as the case may be, so as to enable the Requesting Party to inspect and evaluate all aspects of the business and operations, assets, operating results, financial condition, future prospects, capitalization, ownership, and legal and regulatory affairs of the Companies, the Subsidiaries, Newport and the Buyer, as the case may be, and to verify the accuracy of the information heretofore furnished to the Requesting Party, and the representations and warranties made in this Agreement, by Parent and the Companies on the one part and Newport and Buyer on the other part with respect to the foregoing matters.

8. Post-Closing Covenants.

8.1 Non-Competition. For a period of five (5) years following the Closing (the “Non-Competitive Term”), neither Parent nor any of its subsidiaries shall, directly or indirectly, engage anywhere in the world in, or have any ownership interest in, or participate in the financing, operation, management or control of, any Person that engages or participates in any business that is substantially similar to or competitive with the Business as of the Closing Date (collectively, the “Competition Activities”); provided, however, that the foregoing shall not prohibit Parent and its Affiliates from (i) owning any debt or debt obligations of any Person or entity, (ii) investing in securities representing less than five percent (5%) of the outstanding capital stock of any publicly-traded entity, (iii) making an acquisition of a company that contains a competing business (provided that (A) the primary intent of the acquisition was not to acquire the competing business, the revenues of the competing business are not greater than ten percent (10%) of the total revenues of the acquired entity, and the acquired entity is not any of the entities listed on Schedule 8.1 or (B) during the Non-Competition Term, at least eighty percent (80%) of the annual revenues of the acquired entity (including revenues from inter-company sales to Parent) are generated from products not subject to the Supply Agreement that are sold by the acquired entity to Parent for its use in the manufacture of its products and the acquired entity generates no more than $20 million of annual revenue from products not sold to Parent for such use; or (iv) subject to its obligations under the Supply Agreement, Parent and/or its subsidiaries may assemble matrix assisted laser desorption/ionization (MALDI) products and make lasers, components or subassemblies for use in Parent’s and/or its subsidiaries’ products or instruments of the type currently sold by Parent and/or its subsidiaries, so long as Parent and/or its subsidiaries do not use any Company IP in so doing. Each of the parties hereto severally agrees that if any provision of this Section 8.1 shall contravene or be invalid under the laws of any state or jurisdiction applicable hereto, then such contravention or invalidity shall not invalidate all of the provisions of this Section 8.1; but, rather, this Section 8.1 shall be construed, insofar as the laws of that state or jurisdiction are concerned, as not containing such provision, and the rights and obligations created hereby shall be construed and enforced accordingly. If, however, any such contravening provision relates to the term of the covenants contained in this Section 8.1 or the geographic areas to which they apply, then such covenants shall be construed as providing for the maximum time period and widest geographic area or areas which the laws of that state or jurisdiction permit. The rights of the parties hereunder shall inure to, and the obligations of Parent and its subsidiaries hereunder shall be binding on, their respective heirs, representatives, successors and assigns, as applicable. Each of Newport, Buyer, Parent and the Companies hereby severally acknowledges and agrees that, in the context of this Agreement, the terms stated in this Section 8.1 are no broader than necessary to protect Newport’s and Buyer’s legitimate business interest in connection with the purchase of the Shares and any associated goodwill. Notwithstanding the foregoing, with respect to any Competition Activities in any member country of the European Union, (a) the Non-Competitive Term shall be for a period of three (3) years following the Closing and (b) the obligations of Parent and its subsidiaries under this Section shall only apply in those member countries where products of the Business are offered and/or sold as of the Closing Date.

8.2 Non-Solicitation. From the Effective Date until the second (2nd) anniversary of the Closing, neither Parent nor any of its subsidiaries shall, directly or indirectly, solicit any employee of Newport or any of its subsidiaries who was introduced to Parent during the acquisition process, or any employee of any Company or any Subsidiary, to terminate his or her employment for employment by Parent or its subsidiaries; provided, however, that Parent and its subsidiaries shall be entitled to solicit or hire at any time any person through conducting general recruiting and solicitation of employment efforts, as long as such efforts are not specifically aimed or intended in particular for an employee of Newport or its subsidiaries, or any employee of any Company or any Subsidiary.

8.3 Treatment of Employees.

(a) As of the Closing Date, Newport shall credit each Employee who remains an Employee after the Closing Date (the “Continuing Employees”) with the number of years of service recognized by Parent and communicated to Newport in writing prior to the Closing Date for all employment purposes after the Closing Date, including, without limitation, for purposes of determining vacation accrual, and eligibility, vesting and benefit accrual under any profit sharing, retirement, health, welfare, severance or other form of benefit or compensation plan sponsored or maintained by Newport. Vacation accruals as provided on the Final Balance Sheet for Employees shall be respected by Newport after the Closing.

(b) Effective on the Closing Date, Newport shall (i) enroll each Employee, other than any Employees who accept alternative employment with Parent or any of its subsidiaries prior to the Closing Date, in Newport’s employee benefit plans, (ii) provide such Employees at least the same salaries as such Employees received on the Closing Date and benefits that (taken as a whole) are at least equal to those benefits received by such Employees immediately prior to the Closing Date (iii) shall cause any waiting periods or pre-existing conditions restrictions under Newport’s plans to be waived to the extent necessary to provide immediate coverage under Newport’s plans and (iv) maintain the SP 2004 Bonus Plan for SP Employees without any material modifications with respect to the performance of the Companies and the Subsidiaries prior to the Closing Date. Such plans shall also credit each such Employee with the amount if any, paid during the plan year or calendar year, as applicable, by such Employee (or dependent) for all deductible payments, co-payments, or similar payments made by each of them under the corresponding Company Employee Plan.

(c) Newport shall be responsible for any liability arising under the Worker Adjustment and Retraining Notification Act or similar Applicable Laws arising in connection with the termination of any Employee on the Closing Date and any Continuing Employee after the Closing Date. Newport shall cause each such Employee who is terminated within the first year of the Closing Date to receive severance pay at least equivalent to what the Employee would have received as severance pay pursuant to a Company’s or Subsidiary’s published plans previously made available to Newport or pursuant to employment agreements or Applicable Law under similar circumstances had the sale of the Business not occurred.

(d) Newport acknowledges that (i) certain Employees hold stock options issued under the SP 1997 Stock Option Plan and the SP 2000 Stock Incentive Plan (the “Option Plans”) and (ii) the stock options issued under the Option Plans (the “SP Options”) were initially granted by SP but are now exercisable for shares of Parent common stock. Newport agrees that (i) in the event an Employee exercises an SP Option, the exercise price belongs to Parent, not SP, (ii) Newport will not cause any amendments to, or cancellation of, the Option Plans or the SP Options without Parent’s prior written consent, (iii) Newport will cooperate with Parent in the event Parent wishes to cause any reasonable changes to the Option Plans or the SP Options and (iv) Newport will not challenge Parent’s interpretation of any provision of the Option Plans or the SP Options. Parent and Newport will cooperate to ensure the proper withholdings (if applicable) are made with respect to exercised SP Options.

8.4 Post–Closing Access to Information; Record Retention; Cooperation.

(a) Post-Closing Access to Information. Subject to compliance with Applicable Laws regarding classified information and security clearance, following the Closing, each party shall afford to the other party and to the other party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such party or its Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably required by the other party. Information may be requested under this Section 8.4 for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Proposed Closing Balance Sheet and the Final Balance Sheet, resolving any differences between the parties with respect to the Final Balance Sheet, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation, environmental liabilities or insurance claim, performing obligations under this Agreement and the transactions contemplated hereby, and all other proper business purposes.

(b) Access to Personnel. Following the Closing, each party shall use reasonable efforts to make available to the other party, upon written request, such party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in this Section 8.4.

(c) Retention of Records. Except as otherwise required by Applicable Law or agreed to in writing by the parties, each party shall (and shall cause its Affiliates to) use reasonable efforts to preserve all material Information in its possession pertaining to the Business prior to the Closing until December 31, 2011. Notwithstanding the foregoing, in lieu of retaining any specific Information, either party may offer in writing to the other party to deliver such Information to the other party and, if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time.

9. Mutual Conditions to Obligations of Newport, Buyer and the Sellers.

9.1 The obligations of the Sellers, Newport and Buyer under this Agreement shall, at the option of any of them, be subject to the following conditions:

(a) Approvals. Sellers, Newport and Buyer shall have received any necessary consents to, or approvals of any Governmental Entities identified on Section 4.6 of the SP Disclosure Schedule and Section 5.7 of the Buyer Disclosure Schedule for the transactions contemplated by this Agreement or the Ancillary Agreements, and such consents or approvals and the transactions contemplated by this Agreement and the Ancillary Agreements shall not have been contested by any federal or state Governmental Entity by formal proceeding and no party hereto shall have any knowledge of the existence of any fact or the occurrence of any event forming the basis for a reasonable belief that such consents or approvals or the transactions contemplated thereby will be contested by any federal or state governmental authority or by any other third party by formal proceeding.

(b) HSR Act. The applicable waiting periods, if any, under the HSR Act shall have been expired or been terminated.

(c) Legal Matters. No statute, rule, regulation, injunction, writ, judgment, decree or order shall have been enacted or issued by a Governmental Entity which would impair in any material respect the full performance of the terms of this Agreement or the Ancillary Agreements or the consummation of any of the transactions contemplated therein, declare unlawful the transactions contemplated by this Agreement or the Ancillary Agreements or cause the transactions contemplated therein to be rescinded.

(d) No Litigation. No material claim, action, suit, proceeding, litigation, or investigation which challenges this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated therein or which seeks to enjoin any of the transactions contemplated therein, shall be instituted or threatened in writing against any party hereto by any Governmental Entity or by any other third party and no party hereto shall have any knowledge of the existence of any fact or the occurrence of any event forming the basis for a reasonable belief that any such claim, action, suit, proceeding, litigation, or investigation will be instituted or threatened in writing against any party hereto.

(e) Ancillary Agreements. Parent and Newport and, if applicable, their Affiliates who are required to be parties thereto, shall have each executed and delivered to the other the Ancillary Agreements to which they are parties.

9.2 Frustration of Closing Conditions. None of Sellers, Newport or Buyer may rely on the failure of any condition set forth in Section 9, 10 or 11, as applicable, to be satisfied in the event that any such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

10. Additional Conditions to Obligations of the Sellers. The obligations of Sellers under this Agreement shall, at the option of the Sellers, be subject to the following conditions:

10.1 Representations and Warranties True at Closing. The representations and warranties set forth in Section 5 of this Agreement shall in each case, if specifically qualified by Material Adverse Effect on Buyer and Newport or materiality, be true and correct in all respects and, if not so qualified, be true and correct in all material respects as of the date hereof and at and as of the Closing as though then made (other than those representations and warranties that address matters as of particular dates which shall be true and correct or true and correct in all material respects, as the case may be, at and as of such particular dates).

10.2 Performance of Covenants. Newport and Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by them at or prior to the Closing.

10.3 Certificate of Officers. Sellers shall have received a certificate, dated as of the Closing, of the President or a Vice President of Newport and of Buyer, as to the satisfaction of the conditions set forth in Sections 10.1 and 10.2 hereof, and certifying that all of the conditions to Sellers’ obligations under this Agreement required to be satisfied by Newport and Buyer by the Closing have been satisfied and fulfilled.

10.4 Nasdaq Listing of Additional Shares. A Notification Form for Listing of Additional Shares with respect to the Newport Common Stock comprising the Stock Consideration shall have been submitted to the Nasdaq National Market and the Newport Common Stock comprising the Stock Consideration shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

10.5 Certificates; Consents. Parent shall have received the following documents:

(a) A certified copy of the certificate of incorporation or any comparable charter document, including any amendments or restatements thereto, of Newport and Buyer certified by the secretary of state of such party’s state or jurisdiction of incorporation or organization, and a certificate of good standing from any such state or jurisdiction with respect to such party, in each case dated within fifteen (15) Business Days of the Closing Date; and

(b) A certificate from Newport and a certificate from Buyer, signed by the secretary of each respective party, and dated as of the Closing, as to (i) the incumbency of each officer of such party executing the certificate being delivered pursuant to Section 10.3 above, (ii) certification of the resolutions duly adopted by such party’s Board of Directors or sole member, as applicable, authorizing the transactions contemplated herein, attached thereto; and (iii) the accuracy and completeness of the copy of the bylaws and operating agreement of Newport and Buyer, respectively, attached thereto.

10.6 No Material Adverse Change. There shall have been no change in the respective businesses, financial conditions, or results of operations of Newport and its subsidiaries since the date hereof which has had or could reasonably be expected to have a Material Adverse Effect on Buyer and Newport.

11. Additional Conditions to Obligations of Newport and Buyer. The obligations of Newport and Buyer under this Agreement shall, at the option of Newport and Buyer, be subject to the following conditions:

11.1 Representations and Warranties True at Closing. The representations and warranties set forth in Section 4 of this Agreement shall in each case, if specifically qualified by Company Material Adverse Effect or materiality, be true and correct in all respects and, if not so qualified, be true and correct in all material respects as of the date hereof and at and as of the Closing as though then made (other than those representations and warranties that address matters as of particular dates which shall be true and correct or true and correct in all material respects, as the case may be, at and as of such particular dates).

11.2 Performance of Covenants. Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by Sellers at or prior to the Closing.

11.3 Reorganization Activities. Sellers shall have effected the Reorganization Activities.

11.4 Working Capital. At the Closing, and after giving effect to the Accounting-Related Reorganization Activities, the Companies and the Subsidiaries (taken as a whole) shall have not less than Forty Million Dollars ($40,000,000) of Working Capital.

11.5 Certificate of Officers. Newport and Buyer shall have received a certificate, dated as of the Closing, of the President or a Vice President of each Seller, as to the satisfaction of the conditions set forth in Sections 11.1, 11.2, 11.3 and 11.4 hereof, and certifying that all of the conditions to Newport’s and Buyer’s obligations under this Agreement required to be satisfied by Sellers by the Closing have been satisfied and fulfilled.

11.6 No Damage or Destruction. Prior to Closing, there shall not have occurred any damage, destruction or casualty to any facility, property, or equipment owned or used by any Company or any Subsidiary which is materially adverse and significant to the business, financial condition, or operations of the Companies and the Subsidiaries (taken as whole).

11.7 Certificates; Consents. Newport and Buyer shall have received the following documents:

(a) A certified copy of the certificate of incorporation or any comparable charter document, including any amendments or restatements thereto, of Parent, LSI, LSL, each Company and each U.S. Subsidiary, certified by the secretary of state of such party’s state or jurisdiction of incorporation or organization, and a certificate of good standing from any such state or jurisdiction of incorporation or organization with respect to such party as well as a certificate of good standing as a foreign corporation from the states of California, Arizona, Massachusetts, New York and Connecticut to the extent such party transacts business in such state, in each case dated within fifteen (15) Business Days of the Closing Date;

(b) A certificate from each Seller, signed by the secretary of each respective party, and dated as of the Closing, as to (i) the incumbency of each officer of such party executing the certificate being delivered pursuant to Section 11.5 above, and (ii) certification of the resolutions duly adopted by such party’s Board of Directors authorizing the transactions contemplated therein, attached thereto; and with respect to the certificate from each Seller, also as to (iii) the accuracy and completeness of the copy of the bylaws of each Seller attached thereto; and

(c) Consents to the change in control of the Companies and Subsidiaries, in a form reasonably satisfactory to Newport, with respect to all Material Contracts under which such consent is required, as identified in Schedule 11.7(c).

11.8 UCC Termination Statements. Parent shall have delivered or caused to be delivered to Buyer, at or before the Closing, those UCC Termination Statements listed on Schedule 11.8 duly completed and executed by each person having any security interest, lien, claim or other encumbrances or adverse interests in or on any of the respective assets of the Companies or any Subsidiary, in order to evidence the termination thereof.

11.9 No Divestiture. There shall not have been instituted, pending or threatened any Proceeding (or any investigation or inquiry that is reasonably likely to result in any Proceeding) (i) seeking to restrain or prohibit Newport’s ownership or operation (or that of its subsidiaries) of all or any portion of the respective businesses or assets of Newport or its subsidiaries, or to compel Newport or any of its subsidiaries to dispose of or hold separate all or any portion of the respective businesses or assets of Newport or its subsidiaries, or (ii) seeking to restrain or prohibit Newport’s or Buyer’s ownership or operation of all or any material portion of the business or assets of the Companies or the Subsidiaries, or to compel Newport or Buyer to dispose of or hold separate all or any material portion of the business or assets of the Companies or the Subsidiaries.

11.10 No Material Adverse Change. There shall have been no change in the business, financial condition, or results of operations of the Companies and the Subsidiaries (taken as a whole) since the date hereof which has had a Company Material Adverse Effect or could reasonably be expected to have a Company Material Adverse Effect.

11.11 Resignations. Each director and officer of the Companies or any Subsidiary who is either a Parent employee or an employee of any Company or Subsidiary whose employment shall not continue immediately upon the Closing shall have delivered a resignation letter to Newport.

11.12 Updated SP Disclosure Schedule. The Sellers shall have delivered to Newport an updated SP Disclosure Schedule current on and as of the date that is three (3) Business Days prior to the Closing Date. The Sellers hereby represent and warrant that the updated SP Disclosure Schedule shall be true and correct in all material respects on and as of the date so delivered except where expressly qualified by a reference to materiality and in such case shall be true in all respects as so qualified or where matters are addressed only as of a particular date and in such case shall remain true and correct as of such date; provided, however, that notwithstanding the foregoing, no such update after the date hereof shall cure any breach of any representation and warranty or otherwise affect any Indemnified Party’s right to indemnification pursuant to the terms of this Agreement.

12. Indemnity.

12.1 Survival. The representations and warranties of Parent and the Companies in this Agreement shall survive until March 30, 2006; provided, however, that (a) the representations and warranties relating to environmental matters contained in Section 4.16 shall survive until the fifth anniversary of the Closing Date, (b) the representations and warranties relating to Taxes contained in Section 4.17 shall survive until the expiration of any applicable statute of limitations, and (c) the representations and warranties regarding Parent’s authority, ownership of the Shares and the Companies’ ownership of the shares of the Subsidiaries contained in Sections 4.4, 4.3 and 4.2, respectively, shall be perpetual. The representations and warranties of Newport and Buyer in this Agreement shall survive until March 30, 2006; provided, however, that the representations and warranties regarding Newport’s and Buyer’s authority contained in Section 5.4 shall be perpetual. The indemnification rights under Section 12.3(a)(iii) shall be perpetual. The expiration of any representation, warranty or indemnification right shall not affect any claim made prior to the date of such expiration. All covenants herein not fully performed shall survive the Closing and continue thereafter until fully performed. Any investigation, audit or other examination that may have been made or may be made at any time by or on behalf of the party to whom any such representation, warranty or indemnity is made shall not limit or diminish such representations, warranties and indemnities set forth in this Agreement irrespective of any information obtained by them in any investigation, audit or examination or otherwise.

12.2 No Subrogation. Notwithstanding anything to the contrary in this Agreement, after the Closing Parent shall have no subrogation rights hereunder against any Company or any Subsidiary, nor shall any Company or any Subsidiary have subrogation rights hereunder against the Parent.

12.3 Indemnification of Newport and Buyer. Subject to the limitations contained in this Section 12, Parent shall defend, indemnify and hold harmless Buyer and Newport, their subsidiaries and their respective officers, directors, employees and agents (collectively, the “Newport Parties”) (a) from and against Claims and Liabilities with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by Sellers in this Agreement (including the exhibits, schedules and certificates thereto) or in the European Stock Purchase Agreements (including the exhibits, schedules and certificates thereto), (but without regard to any materiality qualifiers, including without limitation, references to the term “Company Material Adverse Effect,” and without duplicating any indemnity under Section 13), (ii) any breach of any covenant or agreement made by Sellers in this Agreement or the European Stock Purchase Agreements, (iii) any Excluded Assets or Excluded Liabilities, or (iv) the Separate Indemnification Matter, and (b) from and against any Mountain View Environmental Liabilities.

12.4 Limitations on Indemnification of Newport and Buyer. Notwithstanding Section 12.3, the following limitations shall apply.

(a) The Newport Parties shall not be indemnified and held harmless in respect of any Claims and Liabilities under Section 12.3(a), other than with respect to Section 12.3(a)(iv), unless and until the aggregate amount of any Claims and Liabilities in excess of the reserves therefor on the Final Balance Sheet exceeds Two Million Five Hundred Thousand Dollars ($2,500,000), in which event the Newport Parties shall be indemnified and held harmless in respect of all such Claims and Liabilities in excess of such Two Million Five Hundred Thousand Dollars ($2,500,000); provided, however, that the foregoing limitation shall not apply with respect to any

Claims and Liabilities relating to (i) any breach by Sellers of any covenant or agreement, (ii) any breach by Sellers of any representations and warranties relating to capitalization, ownership of capital stock, or authority contained in Sections 4.2, 4.3 and 4.4, respectively, or (iii) any Excluded Assets or Excluded Liabilities. The Newport Parties shall not be indemnified and held harmless in respect of any Claims and Liabilities under Section 12.3(a)(iv) unless and until the aggregate amount of any Claims and Liabilities under Section 12.3(a)(iv) exceeds Two Million Five Hundred Thousand Dollars ($2,500,000), in which event the Newport Parties shall be indemnified and held harmless in respect of all such Claims and Liabilities under Section 12.3(a)(iv) in excess of such Two Million Five Hundred Thousand Dollars ($2,500,000).

(b) The aggregate liability under this Section 12 of Parent shall be limited to an amount equal to twenty five percent (25%) of the Acquisition Price; provided, however, (A) that with respect to any Claims and Liabilities relating to any breach by Sellers of the representations and warranties relating to any environmental matters contained in Section 4.16, the liability of Parent hereunder shall be limited to an amount equal to fifty percent (50%) of the Acquisition Price, (B) that with respect to the Mountain View Environmental Liabilities or any Claims and Liabilities relating to (i) any breach by Sellers of the representations and warranties relating to capitalization, ownership of capital stock or authority contained in Sections 4.2, 4.3 and 4.4, respectively, (ii) any Excluded Assets or Excluded Liabilities, or (iii) any breach by Sellers of any covenant or agreement, the liabilities of Parent hereunder shall be limited to an amount equal to the Acquisition Price, and (C) that with respect to any Claims and Liabilities under Section 12.3(a)(iv), the liability of Parent hereunder shall be limited to an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000). In no event may the cumulative amount of indemnification by Parent under this Agreement exceed the Acquisition Price.

(c) The Newport Parties shall have no right to indemnification with respect to any matters to the extent such matters resulted in a Reduction Amount pursuant to Section 2.2(b) or a payment under Section 13.

(d) No individual claim or series of related claims for indemnification under Section 12.3(a)(i) and (ii) shall be valid and assertable unless it is (or they are) for an amount in excess of Fifty Thousand Dollars ($50,000) and shall not be included in the calculation of the limitation in Section 12.4(a).

(e) The Newport Parties shall have no right to indemnification pursuant to Section 12.3(b) for any Mountain View Environmental Liabilities to the extent (i) a reserve therefor is included on the Final Balance Sheet; (ii) arising out of or related to any Actions by the Newport Parties after the Closing that is not required by Applicable Law; (iii) incurred by a Newport Party in environmental investigation or remediation activities that are not required pursuant to Applicable Law or are not necessary to obtain closure from all Governmental Entities having jurisdiction over the Mountain View Site under any Environmental Law, (iv) arising after the Mountain View Site (or any portion thereof) has been sold, transferred, leased or subleased to a Third Party unless such Third Party accepts the terms set forth in this Section 12 relating to such environmental indemnification, or (v) arising from the voluntary disclosure to a Third Party (other than banks, rating agencies, potential merger partners, professional advisors or other Persons who have either signed a confidentiality agreement with Newport or an Affiliate or are otherwise subject to an obligation of confidentiality) of information or data by any Newport Party or its successors, assigns or prospective purchasers, except to the extent such disclosure is required by Applicable Law.

(f) The Newport Parties shall have no right to indemnification pursuant to Section 12.3(a)(iv): (i) unless a Proceeding shall have been filed on or prior to December 31, 2006 relating to the Separate Indemnification Matter by a Third Party against Newport, Buyer, a Company or a Subsidiary and Newport notifies Parent in accordance with Section 12.7(c) hereof, or (ii) with respect to any Third Party Claim if, prior thereto, any Newport Party or any of their Affiliates, shall have brought or threatened in writing, an “Affirmative Proceeding” against the Person asserting such Third Party Claim. For purposes of this Section 12, an “Affirmative Proceeding” shall mean a Proceeding in which the Newport Party or its Affiliate asserts a claim based upon Company IP or breach of contract that is not brought as a counterclaim or cross-claim with respect to any Third Party Claim.

(g) In the event a Proceeding is brought against a Newport Party or Affiliate thereof (a “Third Party Proceeding”), pursuant to which the Newport Parties seek indemnification under Section 12.3(a)(iv), and Parent has acknowledged its indemnification obligations, then the Parent shall be entitled to cause the Companies and Subsidiaries, or any of their successors, to assert claims against the Person initiating the Third Party Proceeding to which the Newport Party or Affiliate is entitled.

12.5 Indemnification of Parent. Subject to the limitations contained in this Section 12, Newport and Buyer shall jointly and severally defend, indemnify and hold harmless Parent, its subsidiaries and their respective officers, directors, employees and agents (collectively, the “Parent Parties”) from and against any and all Claims and Liabilities with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by Newport or Buyer in this Agreement or the European Stock Purchase Agreements (but without regard to any materiality qualifiers therein), (ii) any breach of any covenant or agreement made by Newport or Buyer in this Agreement, (iii) the Hilger Analytical Limited Retirement Benefits Scheme, (iv) any guarantee by, or continuing responsibility of, Parent or any of its subsidiaries (other than the Companies and the Subsidiaries) with respect to any obligation or liability of any Company or any Subsidiary or (v) the Newport Mountain View Environmental Liabilities that, in the case of any of the matters set forth in clauses (i) through (v) above, is not otherwise subject to indemnification by Parent under Section 12.3.

12.6 Limitations on Indemnification of Parent. Notwithstanding Section 12.5, the following limitations shall apply.

(a) The Parent Parties shall not be indemnified and held harmless in respect of any Claims and Liabilities unless and until the aggregate amount of any Claims and Liabilities exceeds Two Million Five Hundred Thousand Dollars ($2,500,000), in which event the Parent Parties shall be indemnified and held harmless in respect of all such Claims and Liabilities, in excess of such Two Million Five Hundred Thousand Dollars ($2,500,000); provided, however, that the foregoing limitation shall not apply with respect to any Claims and Liabilities relating to any breach by Newport or Buyer of (i) any covenant or agreement, (ii) the representations and warranties relating to capitalization, authority or the authorization and issuance of the shares of Newport Common Stock comprising Stock Consideration, or (iii) the indemnification obligations with respect to (A) the Hilger Analytical Limited Retirement Benefits Scheme, (B) any guarantee by, or continuing responsibility of, Parent or any of its subsidiaries (other than the Companies and the Subsidiaries) with respect to any obligation or liability of any Company or any Subsidiary or (C) the Newport Mountain View Environmental Liabilities.

(b) The aggregate liability hereunder of Newport and Buyer shall be limited to an amount equal to twenty five percent (25%) of the Acquisition Price; provided, however, that with respect to any Claims and Liabilities relating to (i) any breach by Newport or Buyer of the representations and warranties relating to capitalization contained in Section 5.2, authority contained in Section 5.3 or the authorization and issuance of the shares of Newport Common Stock comprising the Stock Consideration contained in Section 5.4 or (ii) the breach by Newport or Buyer of any covenant or agreement, the aggregate liability of Newport and Buyer shall be limited to an amount equal to the Acquisition Price.

(c) No individual claim or series of related claims for indemnification under Section 12.5(i) and (ii) shall be valid and assertable unless it is (or they are) for an amount in excess of Fifty Thousand Dollars ($50,000) and shall not be included in the calculation of the limitation in Section 12.6(a).

12.7 Indemnification Procedure.

(a) For purposes of this Section 12, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party”. If an Indemnified Party believes that it has suffered or incurred any Claims and Liabilities, it shall notify the Indemnifying Party promptly in writing describing such Claims and Liabilities, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Claims and Liabilities shall have occurred (a “Claim Notice”). A failure or delay in notifying the Indemnifying Party shall not affect the Indemnified Party’s right to indemnity, except only to the extent such failure or delay prejudices the ability to defend against any legal action.

(b) Upon receipt of a Claim Notice that does not involve a Third Party Claim (as defined below), the Indemnifying Party shall have thirty (30) days from the receipt of such Claim Notice to notify the Indemnified Party that the Indemnifying Party disputes such claim. If the Indemnifying Party does not timely notify the Indemnified Party of such dispute, then the amount of such claim shall be deemed, conclusively, a liability of the Indemnifying Party hereunder. If the Indemnifying Party does timely notify the Indemnified Party of such dispute, then the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Party. If after such thirty (30) day period there remains a dispute as to any such claim, then the Indemnified Party and the Indemnifying Party shall attempt in good faith for a period not to exceed thirty (30) additional days to agree upon the rights of the respective parties with respect to such claim. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If the parties do not agree within such additional thirty (30) day period, then the Indemnified Party may pursue any and all other remedies available to it under this Agreement.

(c) The obligations of the Indemnifying Parties under this Section 12 with respect to Claims and Liabilities of third parties which are subject to the indemnification provided for in this Section 12 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Parties notice of such Third Party Claim within fifteen (15) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Section 12 except to the extent that such Indemnifying Party is prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and if practicable the amount or good faith estimate of the amount arising therefrom.

(d) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Claims and Liabilities that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense (subject to the limitations of Section 12.4 hereof) and through counsel of its choice, reasonably acceptable to the Indemnified Party, if it gives notice of its intention to do so to the Indemnified Party within ten (10) days of the receipt of such notice from the Indemnified Party; provided, however, that if (A) the Indemnifying Party fails to diligently defend such Third Party Claim or (B) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which counsel is required, at the expense of the Indemnifying Party (subject to the limitations of Section 12.4 hereof). In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, (i) the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense (subject to the limitations of Section 12.4 hereof), all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party and (ii) the Indemnifying Party may assume control of such defense with counsel of its choice upon acknowledgement in writing of its obligation to indemnify the Indemnified Party; provided, however, that if (A) the Indemnifying Party fails to diligently defend such Third Party Claim or (B) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which counsel is required, at the expense of the Indemnifying Party (subject to the limitations of Section 12.4 hereof); and provided further, that each party shall cooperate with the other in such defense and make available all witnesses, pertinent records, materials and information in its possession or under its control as is reasonably required by such other party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party unless the other party and its affiliates are released in full in connection with such settlement.

(e) Any payment under Section 12 or 13 of this Agreement will be treated by the parties for Tax purposes as an adjustment to the Acquisition Price except as otherwise required by Applicable Law.

(f) Subject to the last sentence of this paragraph (f), in the event of any failure by the Parent to pay any amounts when due to Newport or Buyer under Section 12.3 hereof, as established by (i) mutual agreement of Parent and Newport, (ii) Parent’s deemed acceptance of the liability pursuant to subparagraph (b) of this Section 12.7 or (iii) a final nonappealable judgment from a court of competent jurisdiction, then, without limiting any other rights or remedies of Newport or Buyer, Newport or Buyer shall be entitled to set off any or all of such amounts against, and to that extent reduce, the principal balance of the Promissory Note (the “Set-Off Rights”), provided that Newport or Buyer has given Parent at least three (3) business days prior written notice of such Newport’s or Buyer’s intention to exercise its set off rights hereunder. The Set-Off Rights shall expire on the later of (i) the second (2nd) anniversary of the date of the Promissory Note (the “Second Anniversary Date”) or (ii) to the extent that prior to the Second Anniversary Date, Newport shall have made claims for indemnification under this Agreement which claims shall remain unresolved on such Second Anniversary Date, the day following the date on which all such indemnification claims shall have been resolved.

(g) This Section 12 shall be the sole and exclusive remedy of the Newport Parties and Parent Parties with respect to Claims and Liabilities resulting from or relating to (i) any breach of any representation or warranty or failure to perform any covenant or agreement contained in this Agreement, or (ii) any Excluded Liabilities, and the parties hereby waive (and shall cause their Affiliates and their respective successors and assigns thereof to waive) any and all Claims and Liabilities and any right to seek contribution or any other legal or equitable recovery or relief, arising at any time, with respect to the Business that they may have under any Applicable Law, or any common law providing for any remedy, relief or right of recovery with respect to the Business.

(h) Notwithstanding any other provisions of this Section 12, for so long as Parent is obligated to indemnify Newport and Buyer pursuant to Section 12.3(b), Parent shall have exclusive control of all matters relating to the Mountain View Environmental Liabilities, including the defense, investigation, remediation and closure of the Mountain View Site. Newport shall cause Parent and its consultants, contractors, attorneys, agents, and employees to have, upon reasonable notice, such access as Parent may reasonably require to (i) properties owned, leased or operated by Newport or its Affiliates relating to the Mountain View Site (including, without limitation, the right to enter upon, investigate, drill wells, take samples, excavate, monitor, test and implement remedial or removal actions), (ii) such employees and advisors of Newport or its Affiliates as may have knowledge of the relevant property or facts relating to the Mountain View Environmental Liabilities, and (iii) all relevant documents and records. Newport shall, and shall cause its Affiliates to, cooperate with Parent in connection with Parent’s defense, investigation, remediation and closure of the Mountain View Site and any other Mountain View Environmental Liability. Parent shall use reasonable efforts to avoid disruption to the business or operations of Newport and its Affiliates or damage to persons or property, shall take appropriate steps to mitigate and remedy any such disruption and damage, and shall indemnify the Newport Parties from and against all Claims and Liabilities that the Newport Parties may incur after the Closing resulting from death or bodily injury to any Person, destruction or damage to any property, or violation of any Applicable Law in connection with Parent’s or its agents’ performance of environmental investigation and remediation at the Mountain View Site. Parent shall keep the Mountain View Site free and clear from any Liens in connection with Parent’s performance of its obligations under this Section 12. Parent shall give Newport reasonable prior notice of its plans for investigation and remediation activities on the Mountain View Site. Parent shall keep Newport reasonably informed about Parent’s defense, investigation, remediation and closure activities, and shall provide Newport with reasonable access to all data and reports generated in connection with such activities. Newport shall reimburse Parent within thirty (30) days of submission of an invoice for Mountain View Environmental Liabilities paid by Parent up to the amount of the reserve for the Mountain View Environmental Liabilities established on the Final Balance Sheet.

13. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Newport on the one hand and Parent on the other for certain tax matters following the Closing Date:

13.1 Section 338(h)(10) Election. Parent and Newport agree to make, with respect to SP Rochester, a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction (all such elections, collectively, the “Section 338(h)(10) Election”), and to file such election in accordance with applicable regulations. At Closing, each party shall deliver to the other two executed Internal Revenue Service Forms 8023 with respect to SP Rochester. The Section 338(h)(10) Election shall properly reflect the grossed-up purchase price allocation referred to in Section 7.6 hereof. Parent and Newport agree to act, and to cause their respective Affiliates to act, in accordance with such Section 338(h)(10) Election and allocation in the preparation, filing and audit of any Tax Return.

13.2 Tax Indemnification. Except to the extent of any reserves reflected on the Final Balance Sheet (other than any reserve for deferred Taxes established to reflect timing differences between income calculated for Tax purposes and income determined under GAAP), Parent shall indemnify the Companies, the Subsidiaries, Buyer, Newport and each of their Affiliates and hold them harmless from and against any Claims and Liabilities attributable to (i) all Taxes (or the non-payment thereof) of the Companies and the Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”), (ii) all Taxes for any full or partial Tax period ending on or before the Closing Date of any member of an affiliated, consolidated, combined or unitary group of which a Company or any Subsidiary (or any predecessor of any of the foregoing) is or was a member (and neither Newport nor Buyer was a member) on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) all Taxes resulting from the Section 338(h)(10) Election, and (iv) any and all Taxes of any Person (other than a Company or Subsidiary) imposed on a Company or any Subsidiary as a transferee or successor (determined prior to the Closing), by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date (and not as a result of any action taken by Buyer, Newport, the Companies or the Subsidiaries after the Closing) net of any Tax benefits (as reasonably determined by Buyer, and taking into account any offsetting adjustments for any additional Tax liability of Buyer and Newport resulting from any payments by Sellers) under this Section 13 (the sum of such Taxes and costs being referred to as a “Tax Loss”). For purposes of clarification, the indemnification provided by this Section 13 shall cover any Tax arising on any Company or Subsidiary pursuant to Sections 178 – 181 Taxation of Chargeable Gains Act 1992 of the United Kingdom by virtue of entering into and/or closing this Agreement.

13.3 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) the amount of any Taxes based on or measured by income or receipts of the Companies and the Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purposes, the taxable period of any partnership or other pass-through entity in which the Companies or any of the Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Companies and the Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

13.4 Payment. Any payment by Parent pursuant to this Section 13 shall be made not later than thirty (30) days after receipt by Parent of written notice from Newport (accompanied by reasonable, corroborating documentation) stating that a Tax Loss has been paid by Newport or any of its Affiliates (including the Companies and Subsidiaries following the Closing) and the amount thereof and of the indemnity payment requested.

13.5 Responsibility for Filing Tax Returns. Parent shall file or cause to be filed all income Tax Returns of the Companies and the Subsidiaries for Tax periods ending on or prior to the Closing Date. Newport shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Companies and the Subsidiaries that are due (taking extensions into account) after the Closing Date and shall refund to Parent, promptly upon the receipt or credit thereof, any Tax refunds representing overpayments by Parent, the Companies, any Subsidiary, or any of their Affiliates of Taxes for which Parent is liable hereunder (including the applicable portion of Taxes for Straddle Periods), except to the extent constituting an asset set forth on the Final Balance Sheet. Within sixty (60) days following the Closing Date, Newport shall deliver to Parent all Tax information reasonably required to complete the short period Tax Returns for Tax periods ending on or prior to the Closing Date.

13.6 Post-Closing Actions by Newport and Buyer. Newport and Buyer shall not take or cause or permit to be taken prior to January 1, 2005, any of the following actions in respect of any Subsidiary not incorporated in the United States if that action would reduce the earnings and profits of that Subsidiary for its United States federal taxable year including the Closing Date attributed to the shares of that Subsidiary under Section 1248 of the Code below the amount that would be so attributable to such shares if such taxable year had ended on the Closing Date: (i) the payment of an actual or constructive dividend, (ii) the triggering of a deemed dividend under Section 956 of the Code; (iii) a sale of stock subject to Section 304 of the Code; (iv) a reorganization involving the liquidation or deemed liquidation of a Subsidiary; or (v) a change in accounting method. Newport and Buyer shall not take or cause or permit to be taken any action (other than an action in the ordinary course of business) if the effect of that action would be to increase the amounts included in Parent’s and its Affiliates’ gross income under Section 951 of the Code for Parent’s taxable year that includes the Closing Date. Notwithstanding the foregoing, the parties agree to discuss in good faith any actions proposed to be taken by Newport and Buyer that would be inconsistent with the covenants set forth in this Section 13.6, and further agree that Parent may, in its good faith discretion, agree to permit Newport and Buyer to undertake any such action if Newport and Buyer are able to provide an indemnity, satisfactory to Parent, against any adverse Tax effects resulting from the action.

13.7 Cooperation on Tax Matters.

(a) Newport, Buyer, Parent, LSI, LSL, the Companies and the Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 13 and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Newport,

Buyer, Parent, LSI, LSL, the Companies and the Subsidiaries agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Newport or Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, Newport, Buyer, Parent, LSI, LSL, the Companies and the Subsidiaries, as the case may be, shall allow the other party to take possession of such books and records.

(b) Newport, Buyer, Parent, LSI, LSL, the Companies and the Subsidiaries further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

13.8 Contests.

(a) After the Closing, Newport shall promptly notify Parent in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of Newport or of any of the Companies or Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this Section 13; provided, however, that a failure to give such notice will not affect Newport’s rights to indemnification under this Section 13 except to the extent that, but for such failure, Parent, a Company or a Subsidiary could have avoided all or a portion of the Tax liability in question.

(b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, provided that Parent acknowledges in writing its liability under this Agreement to hold Newport, the Companies and the Subsidiaries harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding that relates to periods ending on or before the Closing Date (or, in the case of any taxable year that includes the Closing Date, against an adjustment allocable under Section 13.3 to the portion of such year ending on or before the Closing Date), Parent shall have the right at its expense to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which Parent could be held liable hereunder; Newport also may participate in any such audit or proceeding and, if Parent does not assume the defense of any such audit or proceeding, Newport may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving ten (10) Business Days prior notice to Parent setting forth the terms and conditions of settlement.

(c) With respect to issues relating to a potential adjustment for which both Parent and Newport or the Companies or any Subsidiary could be liable, each party may participate in the audit or proceeding.

(d) The provisions of this Section 13.8 shall govern and control in the event of any inconsistency with the general indemnification procedures of Section 12.7.

13.9 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Companies and the Subsidiaries shall be terminated as to the Companies and the Subsidiaries as of the Closing Date and, after the Closing Date, the Companies and the Subsidiaries shall not be bound thereby or have any liability thereunder.

13.10 Certain Taxes and Fees. Notwithstanding anything to the contrary in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be shared on an equal basis by Parent and Newport, except that any such taxes as a result of, or incurred in connection with, the transactions contemplated by the European Acquisitions shall be borne by Newport.

14. Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by the mutual consent of Newport and Parent;

(ii) by Newport if any condition to the obligation of Buyer and Newport under this Agreement to be complied with or performed by Sellers at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by Buyer and Newport;

(iii) by Parent if any condition to the obligations of Sellers under this Agreement to be complied with or performed by Buyer or Newport at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by Parent;

(iv) by Newport or Parent if the Closing shall not have been consummated on or before October 31, 2004;

(v) by Newport for any breach by Sellers of any of their respective representations, warranties, covenants or obligations in this Agreement that has a Company Material Adverse Effect or materially and adversely affects the consummation of the transactions contemplated by this Agreement, if any such breach has not been cured within twenty (20) days following written notice by Newport thereof;

(vi) by Parent for any breach by Newport or Buyer of any of their respective representations, warranties, covenants or obligations in this Agreement that has a Material Adverse Effect on Buyer and Newport or materially and adversely affects the consummation of the transactions contemplated by this Agreement, if any such breach has not been cured within twenty (20) days following written notice by Parent thereof; or

(vii) by Newport for any willful and material breach of Section 6.3 by any of the Sellers.

(b) Notice of such termination by any party hereto pursuant to this Section 14 shall be given as soon as practicable to the other parties hereto. Except as set forth in Section 14(c) and Section 17.1, in the event of a termination of this Agreement pursuant to this Section 14, this Agreement, and any further obligation of Buyer, Newport, or Sellers under this Agreement, shall terminate without any obligation or liability of any party to any other parties hereto.

(c) In the event of the termination of this Agreement pursuant to this Section 14, this Agreement shall forthwith be of no further force or effect, except that the provisions of this Section 14(c), Section 7.3, all of Sections 12, 16 and 17 shall survive any such termination. Nothing contained in this Section 14(c) shall relieve any party from liability for any breach of this Agreement prior to such termination. Notwithstanding anything contained in this Section 14, the rights and obligations of Parent and Newport with respect to confidential information under that certain Non-Disclosure Agreement dated May 29, 2003 by and between Parent and Newport shall survive any termination of this Agreement.

15. Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings:

(i) “Accounting Policies” means the accounting policies with respect to the Companies and the Subsidiaries set forth in Exhibit B hereto.

(ii) “Accounting-Related Reorganization Activities” shall have the meaning set forth in Exhibit B hereto.

(iii) “Actions” shall mean (i) the construction, reconstruction, refurbishment, renovation, substantial modification, restoration, conversion, structural alteration, relocation or enlargement of any building or structure or any clearing, grading or other movement of by or on behalf of any of the Newport Parties or any tenant thereof that, in any case, disturbs surface or subsurface soils or surface water or groundwater, or otherwise affects any Hazardous Substance that has been the subject of a Release; (ii) any post-Closing change in the use of the Mountain View Site or any portion thereof; (iii) any change in zoning or government land use approval that is requested by or on behalf of any of the Newport Parties or any tenant thereof; (iv) any introduction or modification of or interference with, any monitoring or pumping well, piping, treatment, discharge or disposal apparatus, or any other investigative or remedial system or facility; (v) or any investigative, monitoring, remedial or removal action with respect to the Mountain View Site undertaken by or on behalf of any of the Newport Parties without Parent’s prior written approval.

(iv) “Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

(v) “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

(vi) “Business Day” means any day other than a day on which the Nasdaq National Market is closed.

(vii) “Claims and Liabilities” means any and all losses, claims, judgments, liabilities, demands, charges, suits, proceedings, fines, investigations, penalties, costs or expenses, including court costs and reasonable attorneys’ and reasonable experts’ fees, net of any Tax benefits (as reasonably determined by the Indemnified Party), and taking into account any offsetting adjustments for any additional Tax liability of the Indemnified Party resulting from any payments by Indemnifying Party made under Section 12.

(viii) “Company Debt” means any and all liabilities or obligations of any Company or Subsidiary or for which any Company or Subsidiary is or may become, directly or indirectly, liable (A) for or in respect of money borrowed by any Company or Subsidiary from any Person, however the same may be evidenced, whether by bonds, debentures, notes or other similar instruments or agreements and whether secured or unsecured, and (B) guarantees by any Company or Subsidiary of any of the types of liabilities or obligations described in clause (A) of this Section 15(a)(viii), of or incurred by any other Person. The term “Company Debt” shall not include accounts payable of any Company or Subsidiary arising in the ordinary course of business and consistent with its historical practices.

(ix) “Company IP” means any Company Licensed IP or Company Owned IP.

(x) “Company Licensed IP” means any Intellectual Property that is owned by any other person and that is licensed to, used or distributed by the Company or any Subsidiary.

(xi) “Company Material Adverse Effect” means any circumstance, change in, or effect on any Company or any Subsidiary that is, or is reasonably likely in the future to be, materially adverse to the financial condition, earnings, results of operations, or the business, or operations of the Companies and the Subsidiaries (taken as a whole) or on the ability of the Companies and the Subsidiaries to perform their respective obligations hereunder, excluding any such circumstance, change or effect to the extent resulting from or arising in connection with (i) changes or conditions generally affecting the industries or segments in which any such Company or any such Subsidiary operates, or (ii) changes in general economic, market or political conditions which, in the case of (i) or (ii), do not have a materially disproportionate effect (relative to other industry participants) on the Companies and the Subsidiaries (taken as a whole).

(xii) “Company Owned IP” means any Intellectual Property owned (in whole or in part) by any Company or any Subsidiary.

(xiii) “Company Registered IP” means any Registered Intellectual Property owned (in whole or in part) by any Company or any Subsidiary.

(xiv) “Contracts” mean any written or oral contracts, agreements, notes, bonds, indentures, mortgages, guarantees, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind.

(xv) “GAAP” means United States generally accepted accounting principles applied in a consistent manner and in accordance with the policies and interpretations set forth in the Accounting Policies (to the extent such policies and interpretations are in accordance with United States generally accepted accounting principles) subject to, in the case of the Companies and the Subsidiaries, the modifications and exceptions expressly set forth in the Accounting Policies.

(xvi) “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.

(xvii) “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith, whether registered or unregistered, as applicable: (i) United States and foreign patents and applications therefor and including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions and discoveries (whether or not patentable and whether disclosed or undisclosed), disclosures on inventions, trade secrets, proprietary information, know-how, technical data and customer lists, franchises, systems, designs, blueprints, engineering drawings, proprietary product, technology, proprietary rights or intangible assets and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor and all other corresponding rights thereto throughout the world; (iv) industrial designs and any registrations and applications therefor throughout the world; (v) trade names, logos, common law trademarks and service marks, and trademark and service mark registrations and applications therefor and all goodwill associated with the foregoing throughout the world; (vi) all Web addresses, sites and domain names; (vii) computer software; (viii) any similar corresponding or equivalent rights to any one of the foregoing; and (ix) all documentation directly related to any of the foregoing.

(xviii) “Lien” means any mortgage, lien, pledge, hypothecation, security interest, encumbrance, right of possession, proxy, option, right of first refusal, purchase right, or other restriction of a similar nature; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Law, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

(xix) “Material Adverse Effect on Buyer and Newport” means any circumstance, change in, or effect on Buyer and Newport (taken as a whole) that is, or is reasonably likely in the future to be, materially adverse to the respective financial condition, earnings, results of operations, or the business, or operations of Buyer and Newport (taken as a whole) or on the ability of Buyer or Newport to perform their respective obligations hereunder, excluding any such circumstance, change or effect to the extent resulting from or arising in connection with (i) changes or conditions generally affecting the industries or segments in which Buyer or Newport operates, or (ii) changes in general economic, market or political conditions which, in the case of (i) or (ii), do not have a materially disproportionate effect (relative to other industry participants) on Buyer and Newport (taken as a whole).

(xx) “Mountain View Environmental Liabilities” means those costs of investigation and remediation, fines, penalties, payment of judgments or settlements, court costs, reasonable attorneys’ fees, and reasonable expert fees, incurred by Newport, Buyer, a

Company or Subsidiary after the Closing (A) in order to satisfy the clean-up standards imposed by any Governmental Entity prior to the tenth anniversary of the Closing or (B) as a result of a Proceeding brought by a Third Party prior to the tenth anniversary of the Closing, and in either case arising out of or relating to those Releases of Hazardous Substances (including constituent and degradation products of substances released) at or from the Mountain View Site which are identified in the “Remedial Investigation/Feasibility Study and Remedial Action Plan Work Plan, Spectra-Physics, Inc., Mountain View Facility, Mountain View, California” prepared by Levine Fricke dated January 10, l989, and/or the “Joint Remedial Investigation/Feasibility Study and Proposed Remedial Action Plan, Teledyne Semiconductor and Spectra-Physics, Inc., Mountain View, California,” prepared by Levine Fricke dated December 22, l989.

(xxi) “Mountain View Site” means the real property currently or formerly owned, leased or operated by a Company or Subsidiary located in Mountain View, California.

(xxii) “Newport Mountain View Environmental Liabilities” means those costs of investigation and remediation, fines, penalties, payment of judgments or settlements, court costs, reasonable attorneys’ fees, and reasonable expert fees, incurred by a Parent Party on or after the tenth anniversary of the Closing (A) in order to satisfy the clean-up standards imposed by any Governmental Entity on or after the tenth anniversary of the Closing or (B) as a result of a Proceeding brought by a Third Party on or after the tenth anniversary of the Closing, and in either case arising out of or relating to those Releases of Hazardous Substances (including constituent and degradation products of substances released) at or from the Mountain View Site which are identified in the “Remedial Investigation/Feasibility Study and Remedial Action Plan Work Plan, Spectra-Physics, Inc., Mountain View Facility, Mountain View, California” prepared by Levine Fricke dated January 10, l989, and/or the “Joint Remedial Investigation/Feasibility Study and Proposed Remedial Action Plan, Teledyne Semiconductor and Spectra-Physics, Inc., Mountain View, California,” prepared by Levine Fricke dated December 22, l989.

(xxiii) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including, without limitation, any Governmental Entity.

(xxiv) “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

(xxv) “Registered Intellectual Property” means all United States, international and foreign: (i) patents, including applications therefor; (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) copyright registrations and applications to register copyrights; (iv) registered mask works and applications to register mask works; (v) all Web addresses, sites and domain names; and (vi) any other intellectual property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

(xxvi) “Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto or through the environment.

(xxvii) “Reorganization Activities” means the actions set forth in Schedule 15(a)(xxvii) to be taken by Parent, the Companies and the Subsidiaries, as the case may be, prior to the Closing.

(xxviii) “Sellers’ Knowledge” and “Knowledge of Sellers’” means, with respect to any matter in question, the actual knowledge (as well as the knowledge obtainable to such individual by reasonable investigation), of such matter of (i) any member of the Board of Directors of any Company or any Subsidiary, or (ii) any employee or officer of Parent, any Company or any Subsidiary who is listed on Schedule 15(a)(xxviii).

(xxix) “Separate Indemnification Matter” shall have the meaning set forth in Schedule 12.3.

(xxx) “Shrinkwrap Software” means “off-the-shelf” computer software applications, other than Company Owned IP, that are generally available to all interested purchasers and licensees on standard terms and conditions for a license fee of less than $25,000.

(xxxi) “Third Party Acquisition Proposal” means, other than in connection with the transactions contemplated by this Agreement, any proposal relating to (i) any merger, consolidation, share purchase, sale or exchange, business combination, recapitalization or other similar transaction or series of related transactions involving any Company or any Subsidiary other than this Agreement; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of any Company or any Subsidiary; or (iii) any other substantially similar transaction or series of related transactions that reasonably could be expected to result in the acquisition of any interest in any Company or any Subsidiary.

(xxxii) “Third Party” means a person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) other than Newport, Buyer or any affiliate thereof.

(xxxiii) “Working Capital” means the consolidated current assets (less any cash or cash equivalents) of the Companies and the Subsidiaries, less the consolidated current liabilities (less any Company Debt) of the Companies and the Subsidiaries, as determined using the accrual based method of accounting in accordance with GAAP after giving effect to the Accounting Related Reorganization Activities. For the avoidance of doubt, the Working Capital as of December 31, 2003 was $51,392,000, provided that this shall not constitute a waiver of Newport’s right to challenge any item on the Proposed Closing Balance Sheet.

(b) The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

Term	Section
“Acquisition Price”	Section 2.1
“Affirmative Proceeding”	Section 12.4(f)
“Agreement”	Preamble
“Ancillary Agreements”	Section 2.3
“Assumed Company Employee Plan”	Section 4.14(a)(i)
“Assumed Foreign Employee Plan”	Section 4.14(a)(ii)
“Average Price”	Section 2.1(c)
“Business”	Recitals
“Buyer”	Preamble
“Buyer Disclosure Schedule”	Section 5
“Cash Consideration”	Section 2.1(a)
“CERCLA”	Section 4.16(a)(i)
“Claim Notice”	Section 12.7(a)
“Claims”	Section 4.12
“Closing”	Section 3
“Closing Date”	Section 3
“COBRA”	Section 4.14(c)
“Company” and “Companies”	Recitals
“Company Employee Plan”	Section 4.14(a)(v)
“Company Permits”	Section 4.13
“Competition Activities”	Section 8.1
“Continuing Employees”	Section 8.3(a)
“DOL”	Section 4.14(b)
“Effective Date”	Preamble
“Employee”	Section 4.14(a)(vi)
“Employee Agreement”	Section 4.14(a)(vii)
“Environmental Law”	Section 4.16(a)(i)
“Environmental Permits”	Section 4.16(a)(ii)
“ERISA”	Section 4.14(a)(iii)
“ERISA Affiliate”	Section 4.14(a)(iv)
“European Acquisitions”	Recitals
“European Closing”	Section 3
“European Shares”	Section 1.1
“European Stock Purchase Agreements”	Recitals
“European Subsidiaries”	Recitals
“Exchange Act”	Section 5.5
“Excluded Assets”	Section 6.5(a)
“Excluded Liabilities”	Section 6.5(b)
“Final Balance Sheet”	Section 2.2(a)
“Financial Statements”	Section 4.5(a)
“Fixed Assets”	Section 4.9
“Foreign Employee Plan”	Section 4.14(a)(viii)
“Governmental Entity”	Section 4.6
“HAL”	Recitals
“HAL Shares”	Section 4.2(a)
“Hazardous Substances”	Section 4.16(a)(iii)
“HSR Act”	Section 4.6
“Increased Amount”	Section 2.2(b)(ii)
“Indemnified Party”	Section 12.7(a)
“Indemnifying Party”	Section 12.7(a)

“Information”	Section 8.4(a)
“Insurance Policies”	Section 4.19
“Interim Balance Sheet”	Section 4.5(a)
“Interim Balance Sheet Date”	Section 4.5(a)
“Interim Financial Statements”	Section 4.5(a)
“internal control over financial reporting”	Section 5.17
“IRS”	Section 4.14(a)(ix)
“Lease Documents”	Section 4.20(a)
“leased employee”	Section 4.14(l)
“License-In Agreement”	Section 4.18(c)
“Listed Receivables”	Section 4.11(a)
“Lower Collar”	Section 2.1(c)
“LSI”	Preamble
“LSL”	Preamble
“Material Contract” and “Material Contracts”	Section 4.23(a)
“MOE Deadline”	Section 3
“MOE Filing”	Section 3
“Multiemployer Plan”	Section 4.14(a)(x)
“Multiple Employer Plan”	Section 4.14(a)(xi)
“Mutual Release and Waiver”	Section 2.3(e)
“Net Book Value”	Section 2.2(a)
“Newport”	Preamble
“Newport Common Stock”	Section 2.1(c)
“Newport European Subsidiaries”	Section 1.1
“Newport Financial Statements”	Section 5.5
“Newport IP”	Section 5.15(a)
“Newport Parties”	Section 12.3
“Newport SEC Reports”	Section 5.5
“Newport Securities”	Section 5.2(a)
“Non-Competitive Term”	Section 8.1
“Non-Disclosure Agreement”	Section 7.5
“Non-French Transactions”	Section 3
“Option Plans”	Section 8.3(d)
“OSHA”	Section 4.15(m)
“Other Interests”	Section 4.1(c)
“Parent”	Preamble
“Parent Employee Plan”	Section 4.14(a)(xii)
“Parent Parties”	Section 12.5
“Pension Plan”	Section 4.14(a)(xiii)
“Pre-Closing Tax Period”	Section 13.2
“Preliminary Balance Sheet”	Section 2.2(a)
“Preliminary Net Book Value”	Section 2.2(a)
“Promissory Note”	Section 2.1(b)
“Proposed Closing Balance Sheet”	Section 2.2(a)
“Reduction Amount”	Section 2.2(b)(i)
“Reorganization Activities”	Recitals
“Requesting Party”	Section 7.7
“SEC”	Section 5.5
“Second Anniversary Date”	Section 12.7(f)

“Section 338(h)(10) Election”	Section 13.1
“Securities Act”	Section 4.2(c)
“Seller” and “Sellers”	Preamble
“Set-off Rights”	Section 12.7(f)
“Shares”	Recitals
“SP”	Preamble
“SP Disclosure Schedule”	Section 4
“SPF”	Recitals
“SPF Shares”	Section 4.2(a)
“SP Options”	Section 8.3(d)
“SP Rochester”	Recitals
“SP Rochester Shares”	Section 4.2(a)
“SP Shares”	Section 4.2(a)
“SPUK”	Recitals
“SPUK Shares”	Section 4.2(a)
“Stock Consideration”	Section 2.1(c)
“Stockholder Agreement”	Section 2.3 (b)
“Straddle Period”	Section 13.3
“Subsidiary” and “Subsidiaries”	Section 4.1(a)
“Supply Agreement”	Section 2.3(c)
“Tax” and “Taxes”	Section 4.17(a)(i)
“Tax Loss”	Section 13.2
“Tax Return”	Section 4.17(a)(ii)
“Third Party Claims”	Section 12.7(c)
“Third Party Proceeding”	Section 12.4(g)
“Transition Services Agreement”	Section 2.3(d)
“Upper Collar”	Section 2.1(c)
“Welfare Plan”	Section 4.14(a)(xiv)

16. Newport Guaranty. In partial consideration of the execution by Sellers of this Agreement, Newport, intending to be legally bound, hereby irrevocably and unconditionally guarantees to Parent and its Affiliates each and every obligation of Buyer set forth in this Agreement in accordance with its terms, including, but not limited to, Buyer’s obligations set forth in Sections 2.1(a) hereof. The guaranty is an irrevocable guaranty of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement, any assumption of any such guaranteed obligations by any other party or any other act or event which might otherwise operate as a legal or equitable discharge of Newport under this Section 16. Newport hereby waives all special suretyship defenses and notice requirements. This guaranty is in no way conditioned upon any requirement that Parent first attempt to collect or enforce the guaranteed obligation from or against Buyer or Newport.

17. Miscellaneous.

17.1 Expenses. Whether or not the transaction contemplated by this Agreement is consummated, each party hereto shall pay its own expenses (including, without limitation, counsel and accounting fees and expenses) incident to the presentation and carrying out of this Agreement and the consummation of the transactions contemplated herein; provided, however, that, in addition to whatever other remedies Newport and Buyer shall have at law or in equity and not as liquidated damages, Parent shall pay Newport’s fees and expenses (including without limitation attorneys’ fees) within five (5) Business Days of Newport’s termination of this Agreement pursuant to Section 14(a)(vii).

17.2 Entire Agreement; Assignment. This Agreement (including the SP Disclosure Schedule and the Buyer Disclosure Schedule), the Ancillary Agreements and the Non-Disclosure Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Buyer or Newport may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Buyer or Newport, but no such assignment shall relieve Buyer or Newport of its respective obligations hereunder if such assignee does not perform such obligations.

17.3 Validity. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

17.4 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

If to Newport or Buyer:	Newport Corporation
1791 Deere Avenue
Irvine, CA 92606
Attention: General Counsel
Facsimile: (949) 253-1221

with a copy to:	Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
Attention: K. C. Schaaf, Esq.
Facsimile: (949) 725-4100

If to Sellers to:	Thermo Electron Corporation
81 Wyman Street
P.O. Box 9046
Waltham, Massachusetts 02451
Attention: General Counsel
Facsimile: (781) 622-1283

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

17.5 Governing Law; Equitable Relief.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of New York without regard to the conflict of Applicable Law principles thereof.

(b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions (or similar equitable relief) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state and federal courts for Manhattan County, State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

17.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

17.7 Gender. Whenever required by the context, the masculine gender shall include the feminine and neuter genders, and vice versa and the singular shall include the plural, and vice versa.

17.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, nothing in this Agreement is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement nor shall any such Person be entitled to assert any claim hereunder. In no event shall this Agreement constitute a third party beneficiary contract.

17.9 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any Seller or Newport, or any officer, director, employee, agent, representative or investor of any party hereto.

17.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

17.11 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

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17.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.12.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

NEWPORT CORPORATION, a Nevada corporation		THERMO ELECTRON CORPORATION, a Delaware corporation

By:	/s/ Robert G. Deuster	By:	/s/ Theo Melas-Kyriazi
	Robert G. Deuster Chief Executive Officer	Its:	Vice President & CFO

BIRCH NANTUCKET HOLDING COMPANY, LLC, a Delaware limited liability company		SPECTRA-PHYSICS, INC., a Delaware corporation

By:	/s/ Robert G. Deuster	By:	/s/ Guy Broadbent
	Robert G. Deuster President	Its:	Director

LIFE SCIENCES INTERNATIONAL LIMITED, a corporation organized under the laws of England and Wales		LIFE SCIENCES INTERNATIONAL, INC., a Pennsylvania corporation

By:	/s/ Kevin Wheeler	By:	/s/ Theo Melas-Kyriazi

Its:	Director	Its:	Vice President

LIST OF OMITTED SCHEDULES AND SIMILAR ATTACHMENTS

TO

STOCK PURCHASE AGREEMENT DATED MAY 28, 2004*

SCHEDULES

Schedule 1 – European Subsidiaries

SP Disclosure Schedule (prepared by Thermo Electron Corporation, and contains information responsive to and/or constituting exceptions to the representations and warranties contained in Section 4 of the Stock Purchase Agreement)

Buyer Disclosure Schedule (prepared by Newport Corporation, and contains information responsive to and/or constituting exceptions to the representations and warranties contained in Section 5 of the Stock Purchase Agreement)

Schedule 6.1(b) – Non-Transferring Employees

Schedule 6.5(a) – Excluded Assets

Schedule 6.5(b) – Excluded Liabilities

Schedule 8.1 – Competitive Entities

Schedule 11.7 – Consents to Change in Control

Schedule 11.8 – UCC Termination Statements

Schedule 12.3 –Separate Indemnification Matter

Schedule 15(a)(xix) – Seller’s Knowledge

Schedule 15(a)(xxiii) – Seller Reorganization Activities

EXHIBITS

Exhibit A – Form of Promissory Note

Exhibit B – Preliminary Balance Sheet

Exhibit B(1) – Cash and Company Debt Retained in the Business

Exhibit C – Forms of European Stock Purchase Agreements

Exhibit D – Form of Stockholder Agreement

Exhibit E – Form of Supply Agreement

Exhibit F – Form of Transition Services Agreement

Exhibit G – Form of Mutual Waiver and Release

Exhibit H – Forms of Real Estate Leases

Exhibit I – Allocation of Acquisition Price

*	The Registrant agrees to furnish supplementally a copy of any omitted schedule (or other attachment) to the Securities and Exchange Commission upon request.